                                                               EXHIBIT 10.11

                                      AGREEMENT

THIS AGREEMENT is dated this 16th day of September, 1993 by and among HARVEY'S WAGON WHEEL, INC., a Nevada corporation ("Harvey's"), and HARD ROCK HOTEL, INC., a Nevada corporation ("Company").

                                   R E C I T A L S:

     A. Harvey's and the Company are parties to a management agreement dated August 31, 1993 ("Management Agreement") which provides for certain rights and obligations of the parties with respect to the Project. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Management Agreement.

     B. The parties would like to provide for additional rights and obligations with the same effect as if such terms and conditions were set forth in the Management Agreement.

The parties agree as follows:

     1. INDEMNIFICATION TO PROJECT MANAGER. Company agrees to indemnify and hold Project Manager free and harmless from all loss, liability or cost (including reasonable attorneys' fees) which is not covered by insurance proceeds and which Project Manager may sustain, incur or assume as a result of any claims which may be alleged, made, instituted or maintained against Project Manager, Morton, Lily Pond, or Company, jointly or severally, arising out of or based upon the ownership, management, operation, condition or use of the Project, including, without limitation, injury to persons(s) and damage to property or business by reason of any cause whatsoever in and about the Project or elsewhere, including claims by the Hard Rock Cafe for injury or loss of business; provided, however, Company shall not be liable to indemnify and hold Project manager harmless from any such uninsured loss, liability or cost (including costs of defense) which is the result of grossly negligent, willful misconduct or criminal conduct of Project manager or its employees.

           IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first set forth above.


HARVEY'S:                                  COMPANY:

HARVEY'S WAGON WHEEL, INC.,                HARD ROCK HOTEL, INC.,
a Nevada corporation                       a Nevada corporation

By:  /S/ RICHARD KUDRNA                    By:  /S/ PETER MORTON
   ----------------------------               ----------------------------
     RICHARD KUDRNA, SR.,                       PETER A.  MORTON,
     Chairman of the Board                      President


By:  /S/ WILLIAM LEDBETTER                  By:  /S/  TOM YTURBIDE
   ----------------------------               ----------------------------
     WILLIAM LEDBETTER,                          TOM YTURBIDE,
     President                                  Secretary


By:  /S/ BEVERLEE LEDBETTER
   ----------------------------
     BEVERLEE LEDBETTER,
     Secretary

                              MANAGEMENT AGREEMENT

                                 By and Between

                             HARD ROCK HOTEL, INC.,
                              A Nevada corporation

                                      and

                           HARVEY'S WAGON WHEEL, INC.,
                              A Nevada corporation



                           DATED:  August 30, 1993

                                 MANAGEMENT AGREEMENT

           This MANAGEMENT AGREEMENT (hereinafter "Agreement") is made and entered into in Stateline, Douglas County, Nevada, as of the 30th day of August, 1993, by and between HARD ROCK HOTEL, INC., a Nevada corporation, with its principal place of business located at Hwy. 50 and Stateline Avenue, Stateline, Nevada (hereinafter referred to as "Company"); and HARVEY'S WAGON WHEEL, INC., a Nevada corporation, with its principal place of business located at Hwy. 50 and Stateline Avenue, Stateline, Nevada, (hereinafter referred to as "Project Manager").

                                       RECITALS

     WHEREAS, Company has the rights and expertise in the development, construction, financing, and management of the Hard Rock Hotel; and

     WHEREAS, Peter A. Morton is a licensee of the Hard Rock mark, logo, and name, and all the exploitation rights with respect thereto in the State of Nevada and elsewhere, as more particularly described in Section 1.27 below and is the sole shareholder in Lily Pond Investments, Inc., a Nevada corporation; and

     WHEREAS, Project Manager is a Nevada Gaming Licensee and has expertise as a developer and owner/operator as well as manager of hotel and casinos; and

     WHEREAS, Company, Morton, Lily Pond Investments, Inc., and Project Manager desire to enter into a series of agreements including a Management Agreement in order to improve, develop, manage, operate, and maintain a Hard Rock Hotel/Casino facility located in Las Vegas, Nevada (hereinafter the "Project") in conformance with the terms and conditions of this Agreement in accordance with local, state and federal law.

     NOW, THEREFORE, in consideration with the mutual covenants contained herein, the parties agree as follows:

                                                                 EXHIBIT 10.12

                                  TABLE OF CONTENTS

ARTICLE 1  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1   Accounts:   . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2   Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.3   Annual Operating Budget . . . . . . . . . . . . . . . . . . . .  1
     1.4   Annual Plan . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.5   Base Management Fee . . . . . . . . . . . . . . . . . . . . . .  2
     1.6   Board of Directors. . . . . . . . . . . . . . . . . . . . . . .  2
     1.7   Capital Improvements. . . . . . . . . . . . . . . . . . . . . .  2
     1.8   Capital Replacements. . . . . . . . . . . . . . . . . . . . . .  2
     1.9   Company's Approval. . . . . . . . . . . . . . . . . . . . . . .  2
     1.10  Company's Bank Account. . . . . . . . . . . . . . . . . . . . .  2
     1.11  Company's Return Account. . . . . . . . . . . . . . . . . . . .  2
     1.12  Consumer Price Index. . . . . . . . . . . . . . . . . . . . . .  2
     1.13  Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.14  Design, Development & Construction Budget:  . . . . . . . . . .  3
     1.15  Effective Date:   . . . . . . . . . . . . . . . . . . . . . . .  3
     1.16  Fiscal Month. . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.17  Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.18  Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.19  Furniture, Fixtures and Equipment:  . . . . . . . . . . . . . .  4
     1.20  Generally Accented Accounting Principles:   . . . . . . . . . .  4
     1.21  General Manager . . . . . . . . . . . . . . . . . . . . . . . .  4
     1.22  Gross Revenues. . . . . . . . . . . . . . . . . . . . . . . . .  4
     1.23  Hotel/Casino. . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.24  Incentive Fee . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.25  Initial Term. . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.26  Lily Pond . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.27  Licensing Agreement . . . . . . . . . . . . . . . . . . . . . .  5
     1.28  Mark. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     1.29  Morton. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     1.30  Opening:  . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     1.31  Operating Accounts. . . . . . . . . . . . . . . . . . . . . . .  6
     1.32  Operation Costs:  . . . . . . . . . . . . . . . . . . . . . . .  6
     1.33  Operating Equipment:  . . . . . . . . . . . . . . . . . . . . .  8
     1.34  Operating Supplies. . . . . . . . . . . . . . . . . . . . . . .  8
     1.35  Operational Standards . . . . . . . . . . . . . . . . . . . . .  8
     1.36  Pre-Opening . . . . . . . . . . . . . . . . . . . . . . . . . .  9

     1.37  Pre-Opening Program . . . . . . . . . . . . . . . . . . . . . .  9
     1.38  Project:  . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     1.39  Project Manager's Incentive Account . . . . . . . . . . . . . .  9
     1.40  Reserve Fund. . . . . . . . . . . . . . . . . . . . . . . . . .  9
     1.41  Return on Investment. . . . . . . . . . . . . . . . . . . . . .  9
     1.42  Site. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     1.43  Stockholders Agreement. . . . . . . . . . . . . . . . . . . . .  9
     1.44  Structure:  . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     1.45  Sublicense Agreement. . . . . . . . . . . . . . . . . . . . . . 10
     1.46  Supervisory Agreement . . . . . . . . . . . . . . . . . . . . . 10
     1.47  Supervisory Fees. . . . . . . . . . . . . . . . . . . . . . . . 10
     1.48  Technical Assistance Services . . . . . . . . . . . . . . . . . 10
     1.49  Total Development Cost. . . . . . . . . . . . . . . . . . . . . 10
     1.50  Working Capita1 Loans . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE 2  TERM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.1   Initial Term. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.2   Renewal Terms.. . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.3   Exclusivity.. . . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE 3  ANCILLARY AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . 12

     3.1   Stockholders Agreement. . . . . . . . . . . . . . . . . . . . . 12
     3.2   Supervisory Agreement.. . . . . . . . . . . . . . . . . . . . . 12
     3.3   Sublicense Agreement. . . . . . . . . . . . . . . . . . . . . . 12

ARTICLE 4  SCOPE OF RESPONSIBILITIES . . . . . . . . . . . . . . . . . . . 13

     4 (A) (1)    Technical Assistance Services. . . . . . . . . . . . . . 13
     4 (A) (2)    Pre-Opening Program. . . . . . . . . . . . . . . . . . . 14
     4 (A) (3)    Budget.. . . . . . . . . . . . . . . . . . . . . . . . . 16
     4 (A) (4)    Financial Capital Requirements.. . . . . . . . . . . . . 16
     4 (A) (5)    Operational Standards. . . . . . . . . . . . . . . . . . 16
     4 (A) (6)    Operating Accounts.. . . . . . . . . . . . . . . . . . . 16
     4 (A) (7)    Developing Pre-Opening Program.. . . . . . . . . . . . . 16
     4 (A) (8)    Pre-Opening Inspection.. . . . . . . . . . . . . . . . . 17
     4 (A) (9)    Permits and Licenses.. . . . . . . . . . . . . . . . . . 17

CONSTRUCTION AND RESPONSIBILITIES. . . . . . . . . . . . . . . . . . . . . 17

     4 (B) (1)    Construction Duties. . . . . . . . . . . . . . . . . . . 17
     4 (B) (2)    Conformance with Specifications. . . . . . . . . . . . . 18
     4 (B) (3)    Retention of Third Parties.. . . . . . . . . . . . . . . 18
     4 (B) (4)    Taxes and Assessments. . . . . . . . . . . . . . . . . . 19

     OPENING OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4 (C) (1)    Permits. . . . . . . . . . . . . . . . . . . . . . . . . 19
     4 (C) (2)    Equipment and Supplies.. . . . . . . . . . . . . . . . . 19
     4 (C) (3)    Personnel. . . . . . . . . . . . . . . . . . . . . . . . 20
     4 (C) (4)    Sales. . . . . . . . . . . . . . . . . . . . . . . . . . 22
     4 (C) (5)    Maintenance and Repairs. . . . . . . . . . . . . . . . . 22
     4 (C) (6)    Capital Expenditures.  . . . . . . . . . . . . . . . . . 23
     4 (C) (7)    Compliance with Legal Requirements.  . . . . . . . . . . 26
     4 (C) (8)    Accounting Matters and Fiscal Periods. . . . . . . . . . 27
     4 (C) (9)    Financial Statements.  . . . . . . . . . . . . . . . . . 27
     4 (C) (10)   Annual Plan. . . . . . . . . . . . . . . . . . . . . . . 28
     4 (C) (11)   Bank Accounts. . . . . . . . . . . . . . . . . . . . . . 31
     4 (C) (12)   Priority of Disbursements. . . . . . . . . . . . . . . . 32
     4 (C) (13)   Adjustment to Bank Account.. . . . . . . . . . . . . . . 33
     4 (C) (14)   Insurance Coverage.  . . . . . . . . . . . . . . . . . . 33
     4 (C) (15)   Insurance Policies.  . . . . . . . . . . . . . . . . . . 34
     4 (C) (16)   Waiver of Liability. . . . . . . . . . . . . . . . . . . 35
     4 (C) (17)   Indemnification to Project Manager.. . . . . . . . . . . 35
     4 (C) (18)   Indemnification to Company.. . . . . . . . . . . . . . . 36
     4 (C) (19)   Legal Fees, etc.; Procedures.. . . . . . . . . . . . . . 36
     4 (C) (20)   Indemnified Parties. . . . . . . . . . . . . . . . . . . 37
     4 (C) (21)   Survival.  . . . . . . . . . . . . . . . . . . . . . . . 37
     4 (C) (22)   Defense. . . . . . . . . . . . . . . . . . . . . . . . . 37
     4 (C) (23)   Hotel/Casino Brand Store Operations. . . . . . . . . . . 37
     4 (C) (24)   Lease Agreements.  . . . . . . . . . . . . . . . . . . . 38
     4 (C) (25)   Consultation.. . . . . . . . . . . . . . . . . . . . . . 38
     4 (C) (26)   Inventory, Working Capita1 and Operating Expenses. . . . 38
     4 (C) (27)   Maintenance Agreements.  . . . . . . . . . . . . . . . . 39
     4 (C) (28)   Employee Benefit Plans.. . . . . . . . . . . . . . . . . 39
     4 (C) (29)   Legal Action.. . . . . . . . . . . . . . . . . . . . . . 39

ARTICLE 5   FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

     5.1   Base Management Fee.. . . . . . . . . . . . . . . . . . . . . . 39

     5.2   Incentive Fee.. . . . . . . . . . . . . . . . . . . . . . . . . 40
     5.3   Distributions.. . . . . . . . . . . . . . . . . . . . . . . . . 41

ARTICLE 6  DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

     6.1   Default.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     6.2   Default by Project Manager. . . . . . . . . . . . . . . . . . . 41
     6.3   Default by Company. . . . . . . . . . . . . . . . . . . . . . . 42
     6.4   Curing Default. . . . . . . . . . . . . . . . . . . . . . . . . 43

ARTICLE 7  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . 43

     7.1   Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . 43
     7.2   Terminating Under Default.. . . . . . . . . . . . . . . . . . . 43
     7.3   Condemnation or Destruction.  . . . . . . . . . . . . . . . . . 44
     7.4   Failure to Achieve Financial Results. . . . . . . . . . . . . . 44
     7.5   Transfer of Interest. . . . . . . . . . . . . . . . . . . . . . 44
     7.6   Sale or Lease of Project. . . . . . . . . . . . . . . . . . . . 45
     7.7   Reduction of Interest.. . . . . . . . . . . . . . . . . . . . . 45
     7.8   Termination Notice. . . . . . . . . . . . . . . . . . . . . . . 45
     7.9   Rights and Remedies Upon Termination. . . . . . . . . . . . . . 45
     7.10  Pre-Opening Termination.. . . . . . . . . . . . . . . . . . . . 45
     7.11  Post-Opening Termination. . . . . . . . . . . . . . . . . . . . 45
     7.12  Winding Up. . . . . . . . . . . . . . . . . . . . . . . . . . . 46

ARTICLE 8  MORTGAGES AND DEBT ENCUMBRANCES . . . . . . . . . . . . . . . . 46

     8.1   Non-Encumbrance.. . . . . . . . . . . . . . . . . . . . . . . . 46
     8.2   Notices to Mortgagees.. . . . . . . . . . . . . . . . . . . . . 47
     8.3   Cure by Mortgagee.  . . . . . . . . . . . . . . . . . . . . . . 47
     8.4   Access to Premises. . . . . . . . . . . . . . . . . . . . . . . 47
     8.5   Foreclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . 47
     8.6   Estoppel Certificates.. . . . . . . . . . . . . . . . . . . . . 47

ARTICLE 9  CONDEMNATION AND DESTRUCTION. . . . . . . . . . . . . . . . . . 48

     9.1   Condemnation and Destruction. . . . . . . . . . . . . . . . . . 48
     9.2   Continuation. . . . . . . . . . . . . . . . . . . . . . . . . . 48
     9.3   Destruction.. . . . . . . . . . . . . . . . . . . . . . . . . . 48

     9.4   Termination.. . . . . . . . . . . . . . . . . . . . . . . . . . 49

ARTICLE 10 MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . 49

     10.1  Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     10.2  Agency. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     10.3  Governing Law.. . . . . . . . . . . . . . . . . . . . . . . . . 50
     10.4  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . 50
     10.5  Successors and Assigns. . . . . . . . . . . . . . . . . . . . . 50
     10.6  Successors. . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     10.7  Waiver and Modification.. . . . . . . . . . . . . . . . . . . . 51
     10.8  Attorney's Fees.. . . . . . . . . . . . . . . . . . . . . . . . 51
     10.9  Force Majeure.  . . . . . . . . . . . . . . . . . . . . . . . . 52
     10.10 Understandings and Agreements.  . . . . . . . . . . . . . . . . 52
     10.11 Covenant. . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     10.12 Power of Authority. . . . . . . . . . . . . . . . . . . . . . . 52
     10.13 Interest and Penalties. . . . . . . . . . . . . . . . . . . . . 52
     10.14 Brokerage.  . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     10.15 Incorporation of Documents. . . . . . . . . . . . . . . . . . . 53
     10.16 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 53

EXHIBIT "A"       CURRENT PROJECT MANAGER AFFILIATES . . . . . . . . . . . 55

EXHIBIT "B"       PROJECTED ANNUAL OPERATING BUDGET. . . . . . . . . . . . 56

EXHIBIT "C"       FIRST FISCAL YEAR'S ANNUAL PLAN. . . . . . . . . . . . . 57

EXHIBIT "D"       STOCKHOLDERS AGREEMENT . . . . . . . . . . . . . . . . . 58

EXHIBIT "E"       DESIGN, DEVELOPMENT AND CONSTRUCTION BUDGET. . . . . . . 59

EXHIBIT "F"       LICENSE AGREEMENT  . . . . . . . . . . . . . . . . . . . 60

EXHIBIT "G"       OPERATIONAL STANDARDS. . . . . . . . . . . . . . . . . . 61

EXHIBIT "H"       SITE . . . . . . . . . . . . . . . . . . . . . . . . . . 62

EXHIBIT "J"       SUPERVISORY AGREEMENT . . .  . . . . . . . . . . . . . . 63

EXHIBIT "K"       TARGETS FOR RETURN ON INVESTMENT . . . . . . . . . . . . 64

EXHIBIT "L"       MINIMUM FINANCIAL RESULTS  . . . . . . . . . . . . . . . 65

EXHIBIT "M"       POST-OPENING TERMINATION FORMULA . . . . . . . . . . . . 67

                                      ARTICLE 1

                                     DEFINITIONS

     As used herein, the following terms shall have the respective meanings
indicated below.   Terms not capitalized or otherwise defined herein shall
have the same meaning as in the Stockholders Agreement (as defined below).

     1.1 ACCOUNTS: Those bank or financial institution accounts as are necessary for the day-to-day and long-term management and operation of the Project, including the Operating Costs Bank Account as defined in Section 4(C)(11)(a) (as defined below).

     1.2 AFFILIATE: Any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the subject entity. "Control" shall mean having ownership of twenty percent (20%) or more of the (i) voting equity interests in an entity; (ii) partnership interests in a partnership; (iii) general partnership interests in a limited partnership; or (iv) voting or economic benefit of any other type of entity. The current Affiliates of Project Manager as of the date of this Agreement are set forth in Exhibit "A" attached hereto and incorporated herein.

     1.3 ANNUAL OPERATING BUDGET: operating Budget for each Fiscal Year, as determined by Project Manager and approved by Company, projecting an estimated income, wages and salaries, prizes, utilities, insurance, marketing expenses, supervisorial costs, and any other overhead costs associated with the Project, including all fees and reimbursements to Project Manager provided for in this Agreement. A copy of the Projected Annual Operating Budget for the upcoming Fiscal Year will be attached hereto and incorporated herein as Exhibit "B" within one hundred eighty (180) days of execution of this Agreement.

     1.4 ANNUAL PLAN: stimated income and expense statements and budget estimates for the upcoming Fiscal Year including pre-opening budget and operations budget and programs. This plan shall also provide an Annual Operating Budget for each upcoming Fiscal Year. The plan shall also include budgets and estimates for expenditures for revisions, alterations, rebuilding, replacements, additions and improvements in and to the Project, the site, the building, and the furnishings and equipment, estimated working capital requirements and expenditures with estimated payment and deposit dates. The Annual Plan shall also include a concise written narrative regarding Operating standards, policies and procedures for day-to-day operations and projections concerning rooms, food, beverage, entertainment, hotel merchandise sales, labor, credit, marketing and advertising, and related matters. A copy of the First Fiscal Year's Annual Plan will be attached hereto and incorporated herein as Exhibit "C" within one hundred eighty (180) days of execution of this Agreement.

     1.5 BASE MANAGEMENT FEE: Base Management Fee to be equal to four percent (4%) of the annual Gross Revenues for each Fiscal Year to be payable for each Fiscal Month, and as further defined in Section 5.1.

     1.6 BOARD OF DIRECTORS: The Board of Directors shall be the Board of Directors of Company as defined in the Stockholders Agreement, consisting of seven (7) Managers (hereinafter "Board").

     1.7 CAPITAL IMPROVEMENTS: All revisions, alterations, rebuilding, replacements, additions and improvements in and to the Site, the Structure, the Furniture, Fixtures and Equipment, other than Operating Equipment, as determined under Generally Accepted Accounting Principals (as defined below).

     1.8 CAPITAL REPLACEMENTS: Any modifications, refurbishing, remodeling, alterations, additions, rebuilding or renovation of any portion of the Project, including the Furniture, Fixtures, and Equipment associated with the Project, as determined under Generally Accepted Accounting Principals (as defined below).

     1.9 COMPANY'S APPROVAL: A simple majority vote of the then existing Board with respect to any matter submitted to Company for approval will be required unless the context herein, or in a collateral instrument, requires a greater vote.

     1.10 COMPANY'S BANK ACCOUNT: That Bank Account established by Company in which only Company or its designees are entitled or authorized to draw upon said account, as more particularly described in Section 4(C)(11)(d).

     1.11 COMPANY'S RETURN ACCOUNT: The account established on the books and records of the Project which is more particularly described in Section 5.2.

     1.12 CONSUMER PRICE INDEX: The "U.S. City Average, All Items" Consumer Price Index (C.P.I.) for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor (Base: 1982-1984=100), or any successor index thereto. If the Price Index is hereafter converted to a different standard reference base or otherwise revised, any determination hereunder which uses the Price Index shall be made with the use of such conversion factor, formula or table for converting the Price Index as may be published by the Bureau of Labor Statistics, or, if the Bureau of Labor Statistics shall no longer publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or failing such publication, by any other nationally recognized publisher of similar statistical information. If the Price Index shall cease to be published, then for the purposes of this Agreement there shall be substituted for the Price Index such other similar index as Company and Project Manager shall reasonably agree.

     1.13  DEFAULT:  Those events as defined in Article 6.

     1.14 DESIGN, DEVELOPMENT & CONSTRUCTION BUDGET: Total invested capital in Project, approved by Company, Lily Pond (as defined below), and Project Manager, and subject to periodic adjustments as approved by Company, including real estate, all costs associated with structure and improvements, allowances for Furniture, Fixtures and Equipment attached or used within the Site and Structure, Construction, and Design Fees, Permits and Licenses, Pre-Opening Program Costs, capitalized interest, and all associated financing fees through the date that the Project receives a final Certificate of Occupancy from the applicable governmental authority, but in no event not to exceed EIGHTY MILLION DOLLARS ($80,000,000.00). A copy of the Design, Development & Construction Budget will be attached hereto and incorporated herein as Exhibit "E" within one hundred eighty (180) days of execution of this Agreement.

     1.15 EFFECTIVE DATE: Shall mean the latter date upon which all parties have properly executed this Agreement, the Stockholders Agreement, and the date the articles of incorporation of the Company have been filed.

     1.16 FISCAL MONTH: Individual monthly accounting period ending on the close of business on the last day of each calendar month.

     1.17 FISCAL YEAR: Annual accounting period ending on the close of business at the end of November 30th of each year.

     1.18 FORCE MAJEURE: During the Term, or prior to the commencement thereof, any (i) strike(s), lockout(s) or labor dispute(s); (ii) inability to obtain labor or materials, or reasonable substitutes therefore; or (iii) acts of God, governmental restrictions, regulations or controls, enemy or hostile governmental action, civil commotion, fire or other casualty, or other conditions similar or dissimilar to those enumerated in this item (iii) beyond the reasonable control of the party obligated to perform. If Company or Project Manager shall, as the result of any of the above-described events, fail punctually to perform any obligation on its part to be performed under this Agreement, then such failure shall be excused and not be a breach of this Agreement by the party in question, but only to the extent occasioned by such event. If any right or option of either party to take any action under or with respect to this Agreement is conditioned upon the same being exercised within any prescribed period of time and such named date, then such prescribed period of time and such named date shall be deemed to be extended or delayed, as the case may be, for a period equal to the period of the delay occasioned by any above-described event.

     1.19 FURNITURE, FIXTURES AND EQUIPMENT: All Furniture, Fixtures and Equipment (exclusive of Operating Equipment and fixtures attached to and incorporated as a part of the Project) reasonably required for the operation of the Project pursuant to the terms of this Agreement including, but not limited to, office furniture, specialized equipment necessary for the operation of a first class hotel and casino, food and beverage equipment,
laundries, and recreational facilities.   Such items shall also include
specialized casino equipment, including cashier, money sorting and money counting equipment, slot machines, table games, video gaming equipment, and other similar gaming equipment as well as surveillance equipment. Above items shall also include computer and communication systems.

     1.20 GENERALLY ACCENTED ACCOUNTING PRINCIPLES: Accepted accounting procedures and practices for the maintenance of books of account and records on a daily, monthly and annual basis for hotel/casino operations, also known as "GAAP".

     1.21 GENERAL MANAGER: The individual selected and appointed by Project Manager to represent the Project Manager at the Project and to manage and supervise the activities of the Project on a day-to-day basis.

     1.22 GROSS REVENUES: All revenues and income of any kind derived directly or indirectly from the use or operation of the Project determined substantially in accordance with Generally Accepted Accounting Principles including, without limitation, total room sales; and gaming 'Gross Revenues', as that term is defined in Nevada Revised Statutes 463.0161 as of the date of this Agreement; and food and beverage sales; gross receipts from all entertainment programs and mer-chandise sales; and telephone, telegraph and telex revenues; rental or other payments from lessees, sublessees and concessionaires and others occupying space or rendering services at the Project (but not the gross receipts of such lessees, sublessees or concessionaires unless the same is part of such lessees', sublessees', or concessionaires' rental payments); and the actual cash proceeds of business interruption or similar insurance and of temporary condemnation awards after deducting necessary expenses in connection with the adjustment or collection of such proceeds; excluding, however, any proceeds from the sale, financing or refinancing or other disposition of the Project; any proceeds from the sale, financing, refinancing or other disposition of the Furniture, Fixtures and Equipment or other capital assets; proceeds of any fire, extended coverage or other insurance policies (excluding any proceeds of business interruption or similar insurance, as provided above); condemnation (other than temporary) awards and other amounts received by Company in lieu of or threat of condemnation; credits or refunds to guests, gratuities or service charges or other similar receipts which Company or Project Manager pays to employees, lessees or concessionaires; excise, sales, gross receipts, admission, entertainment, tourist, taxes or similar charges collected from patrons or guests or as part of the sale price for goods, services or entertainment; any sum and credits received for lost or damaged merchandise; any interest paid with respect to any Reserve Fund or Bank Account; and the cost or value of any complimentary goods or services (including, but not limited to, rooms, food and beverages) given or awarded to employees, patrons or guests of the Project.

     1.23 HOTEL/CASINO: As defined in Section 1.38, and including all Furniture, Fixtures, and Equipment, Operating Equipment and Operating Supplies as defined in Sections 1.19 and 1.33 and 1.24.

     1.24 INCENTIVE FEE: All fees due and owing to Project Manager as defined pursuant to Article 5.2.

     1.25 INITIAL TERM: Shall commence on the date of execution of this Agreement, plus a twenty-five (25) year period, commencing on the Opening as set forth in Section 1.30.

     1.26 LILY POND: Lily Pond Investments, Inc., a Nevada corporation, wholly owned by Peter A. Morton, assignee, or his estate.

     1.27 LICENSING AGREEMENT: The agreement entered into between Morton and Hard Rock Cafe, Licensing Corporation, a New York corporation ("HRCLC"), whereby "HRCLC" has granted to Peter A. Morton an exclusive license to use the brand, name, mark and logo of "HARD ROCK HOTEL", pursuant to certain terms and restrictions, a copy of which is attached hereto and incorporated herein as Exhibit "F".

     1.28  MARK:   The registered name, trademark, service mark, and
associated logos of the brand "Hard Rock Hotel".

     1.29  MORTON:   Peter A. Morton, the individual or any successor
designated by Peter A. Morton, or his successor, or the estate of Peter A. Morton, or his successor.

     1.30  OPENING:   Date on which the Project is first opened to the public
and commences business.

     1.31  OPERATING ACCOUNTS:   Bank or financial institution accounts
maintained by Project Manager in the name of the Project for the day-to-day management of Project.

     1.32  OPERATION COSTS:   All costs and expenses of maintaining,
conducting and supervising the operation of the Project incurred pursuant to this Agreement or as otherwise specifically provided herein which are properly attributable to the Fiscal Month or Fiscal Year under consideration under Generally Accepted Accounting Principles including, without limitation:


                  (a) the cost of all food and beverages sold or consumed by Company, Project Manager, concessionaires or otherwise and of all Operating Equipment and Operating Supplies, with the exception of the cost of food and beverages and other items sold or consumed by lessees and sublessees;

                  (b) salaries, wages and other benefits of Project personnel, including costs of payroll taxes and employee benefits and all other similar expenses not otherwise specifically referred to in this definition which are referred to as "Administrative and General Expenses" under Generally Accepted Accounting Principles. The salaries, wages, benefits, and expenses including travel expenses of other employees or executives of Project Manager, its Affiliates, Morton, Lily Pond or of specialists not regularly employed by Project Manager, Morton, and/or Lily Pond for use in the Project with respect to those individuals allocating time or services to the Project on a non-exclusive basis up to maximum amounts to be agreed upon in writing by Company and Project Manager from time to time. Except as herein otherwise expressly provided, all remaining salaries, wages, or other benefits of employees or executives of Project Manager, its Affiliates, Morton, and/or Lily Pond will not be deemed to be Operating Costs;

                  (c) the cost of all other goods and services obtained by Project Manager in connection with its operation of the Project including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing and expenses in connection with telephone and data processing equipment and such other equipment as Company shall designate;

                  (d) the cost of repairs to and maintenance of the Project to the extent not paid for by the actual cash proceeds of any fire or casualty insurance after deducting necessary expenses in connection with the adjustment or collection of such proceeds;

                  (e) insurance premiums for all insurance maintained by Company or Project Manager as provided in this Agreement with respect to the Project, including, without limitation, property damage insurance, public liability insurance, workers' compensation insurance, or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claim, liabilities and losses incurred with respect to deductibles applicable to the foregoing types of insurance;

                  (f) all taxes, assessments, water/sewer charges, and other charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Project Manager or Company with respect to the operation of the Project;

                  (g) legal fees and fees of any accountants for services related to the operation of the Project (including, but not limited to, the audits required under Article 4 (C) (8) (b));

                  (h) the costs and expenses of technical consultants and specialized operational experts, including key personnel of Morton, Lily Pond, and Project Manager, as agreed on from time to time, for specialized services in connection with non-recurring work on operational, functional, decorating, design or construction problems and activities (but only to the extent not included in the Design, Development and Construction Budget);

                  (i) all expenses for marketing the Project, including all expenses of advertising, sales promotion and public relations activities;

                  (j) all Base Management and Incentive Fees;

                  (k) Supervisory Fees as defined in Section 1.47;

                  (l) to the extent not already excluded from Gross Revenues, real estate taxes, ad valorem taxes, personal property taxes, utility taxes and other taxes (as those terms are defined in the Generally Accepted Accounting Principles), assessments for public improvements, and municipal, county and state license and permit fees; and

     Operating costs shall not include (i) depreciation and amortization except as otherwise provided in this Agreement; (ii) debt service on any mortgage; (iii) principal and interest payments on Working capital Loans;
(iv) payments allocated or made to the Reserve Fund; (v) expenses incurred pursuant to the Design, Development and Construction Budget; (vi) any amount which Company and Project Manager agree is a cost attributable to the organization of Company (e.g., incorporation or other formation costs of Company, preparation of Company's tax returns, audits of Company's books and records, etc.) and should be considered an expense of Company.

     1.33 OPERATING EQUIPMENT: All equipment necessary for the day-to-day operation of the Hotel/Casino, including but not limited to, chips, tokens, uniforms, playing cards, glassware, linens, silverware, utensils, and dishware.

     1.34 OPERATING SUPPLIES: All food, beverage, and immediately consumable items utilized in operating the Project such as soap, cleaning materials, matches, stationary, brochures, folios, and other similar items.

     1.35 OPERATIONAL STANDARDS: As defined in Section 4 (A) (5), said standards shall address all customer service departments where there is
customer contact.   Department, position and activity standards will contain,
at a minimum, customer service and contact elements, procedural and personnel service standards, staff or casting and scheduling requirements, as well as staffing effectiveness and standards fulfillment tracking, and quality assurance measurements and controls. A copy of the Operational standards will be attached hereto and incorporated herein as Exhibit "G" within one hundred eighty (180) days of execution of this Agreement.

     1.36  PRE-OPENING:   That time period from Effective Date to the Opening
of the Project.

     1.37 PRE-OPENING PROGRAM: As part of the Design, Development and Construction Budget, a concise, written action plan delineating the key actions to be taken by Project Manager to properly prepare the Project for a successful opening including recruitment, training, marketing, advertising, building preparation, Furniture, Fixture and Equipment installation, operations planning and cost estimates.

     1.38 PROJECT: A 305-room hotel and casino, 28,000-square feet of casino space, two restaurants, several bars, Hotel Brand retail store, parking garage, outdoor swim park, and recreational facilities located on 7.6 acres in Las Vegas, Nevada, on the Site (as defined below) together with all entrances, exits, rights of ingress and egress, easements, and appurtenances thereunto at the intersection of Paradise Road and Harmon Avenue.

     1.39 PROJECT MANAGER'S INCENTIVE ACCOUNT: The account established on the books and records of the Project which is more particularly described in
Section 5.2.

     1.40 RESERVE FUND: A fund maintained for capital replacements and improvements for the Project to be maintained on the books of the Project by Project Manager, with said fund being maintained in designated bank accounts in the name of Owner and/or the Project.

     1.41 RETURN ON INVESTMENT: Negotiated minimum return on investment at a mutually acceptable cost of capital level which shall be defined and initially established in Section 5.2.

     1.42 SITE: Parcel or parcels of real estate located in Las Vegas, Nevada, as more particularly described in Exhibit "H" attached hereto and made a part hereof.

     1.43 STOCKHOLDERS AGREEMENT: The Stockholders Agreement of Hard Rock Hotel, Inc., a Nevada corporation, Harvey's Wagon Wheel, Inc. and Lily Pond Investments, Inc., a Nevada corporation, wholly owned by Morton. A copy of the document is attached hereto and incorporated herein as Exhibit "D".

     1.44 STRUCTURE: All buildings, structures and improvements now located or to be constructed on the Site and all fixtures and equipment attached to, forming a part of and necessary for the operation of such buildings, structures or improvements as a Project as contemplated by this Agreement (including, without limitation, heating, lighting, plumbing, sanitary, air conditioning, laundry, refrigeration, kitchen, elevator and similar items or systems), guest rooms, and such (i) restaurants, bars and banquet, meeting and other public areas, (ii) commercial space, including concessions and shops, (iii) garage and parking space, (iv) storage and service areas, (v) recreational facilities and areas, (vi) public grounds and gardens, (vii) permanently affixed signage, (viii) aquatic facilities, and (ix) other facilities and appurtenances, as reasonably necessary for the operation of the building as a Project in accordance with the standards set forth in this Agreement.

     1.45 SUBLICENSE AGREEMENT: Any agreements or assignments entered into by and between Morton, Lily Pond, and/or Company, incorporating by reference the Licensing Agreement, whereby Company receives a license to use the name, mark, and logo of "Hard Rock Hotel", in Clark County, Nevada pursuant to the terms and restrictions of the Licensing Agreement, a copy of said Sublicense Agreement is attached hereto and incorporated herein as Exhibit "I".

     1.46 SUPERVISORY AGREEMENT: Agreement between Company and Morton giving Morton certain supervisory and oversight rights for a term of fifty-five (55) years and a two percent (2%) fee, the supervisory fee, to be payable to Morton based upon annual Gross Revenues which Agreement shall also incorporate the Operational Standards. A copy of the Supervisory Agreement is attached hereto and incorporated herein as Exhibit "J".

     1.47 SUPERVISORY FEES: A fee to be payable from Company to Morton for supervisory and oversight services at a sum of two- percent (2%) of Annual Gross Revenues of Project.

     1.48  TECHNICAL ASSISTANCE SERVICES:  See Section 4 (A) (l).

     1.49 TOTAL DEVELOPMENT COST: The sum of the total development cost of the Project through the date the Project receives a final certificate of occupancy from the relevant governmental authority, to the extent approved by the approved mortgagee (including all hard and soft costs and all Pre-Opening expenses, but excluding post completion operating shortfall reserves).
Within thirty (30) days following the Opening of the Project, Company and Manager shall execute an addendum to this

Agreement setting forth the actual amount of the Total Development Cost, which shall not exceed EIGHTY MILLION DOLLARS ($80,000,000.00).

     1.50 WORKING CAPITA1 LOANS: Those funds furnished by Company to Project Manager, upon the notification of Project Manager to Company of any deficiency of a minimum balance as required by Section 4 (C) (11) (a). Company shall furnish Project Manager with sufficient funds to make up any said deficiency, which shall constitute a "Working Capital Loan", and shall bear interest at a rate equal to the Prime Rate in effect from time to time at First Interstate Bank of Nevada, N.A., or any successor thereto, plus three (3) percentage points.

                                      ARTICLE 2

                                        TERM

     2.1   INITIAL TERM.   Initial term of this Agreement shall commence as
of the day of execution hereof, plus a period of twenty-five (25) years commencing at 12:01 a.m. on the Opening, and shall terminate on midnight the day before the anniversary date of Opening in the year 2018, subject to sooner termination or extension as provided herein.

     2.2 RENEWAL TERMS. Project Manager shall have an option to renew and continue this Agreement for a period of fifteen (15) years (hereinafter "2nd Term"). Project Manager shall also have an option to continue this Agreement for a fifteen (15) year renewal period at conclusion of the 2nd Term which shall be designated as the "3rd Term". Project Manager shall notify Company, in writing, of its intent to exercise its option to perform under the renewal term not less than one year prior to the date on which each respective
renewal term is to commence.   Notwithstanding the foregoing, the Project
Manager's right to exercise said options is subject to the terms and conditions of this Agreement regarding defaults by Project Manager or any event which would constitute the event of default under Article 6 of this Agreement. If at the time of exercise of the Option by Project Manager, Project Manager has an uncured default or is not diligently pursuing cure of default, then the Option for renewal shall be deemed null and void. Further, said Option shall be deemed null and void with respect to the exercise of termination by either party pursuant to Article 7.

     2.3   EXCLUSIVITY.   In the event the Project Manager participates in
other "Hard Rock Hotel" projects that include as a source of revenue a casino operation, pursuant to Section 3.3 of the Stockholders Agreement, Project Manager shall have the right to serve as project manager for such future project(s) upon similar
terms and conditions as stated herein.   In the event that the parties cannot
agree upon the terms and conditions of the management agreement of such future project(s), if any, the dispute shall be settled by arbitration administered by the American Arbitration Association in accordance with its
Commercial Arbitration Rules.   The rights and obligations of the Project
Manager, pursuant to this Section 2.3, shall in all cases be subject to identical rights of termination as set forth in Article 6 and Sections 7.4, 7.5, and 7.7 of this Agreement and Section 3.3 of the Stockholders Agreement.

                                      ARTICLE 3

                                ANCILLARY AGREEMENTS

     3.1 STOCKHOLDERS AGREEMENT. Lily Pond and Project Managers Stockholders Agreement concerning the formation of Hard Rock Hotel, Inc., a Nevada corporation, and the development, ownership and control of the Project. The Stockholders Agreement shall be the controlling document with respect to the Project, and shall be deemed controlling with respect to any conflicts between this Management Agreement, the Supervisory Agreement, and the stockholders Agreement.

     3.2 SUPERVISORY AGREEMENT. Morton and Company shall enter into a Supervisory Agreement whereby Morton is given certain supervisory and oversight rights with respect to the Project. This Agreement shall contain Operational Standards by which both parties shall operate under the terms of the Stockholders Agreement and subject to this Management Agreement. Morton and Company agree to execute this Supervisory Agreement, and will assist with
the development, ownership and management of the Project.   Any conflicts
between the Management and Supervisory Agreement, not addressed in the Stockholders Agreement shall be resolved by Company, Project Manager and Morton in accord with the Annual Plan, Operational standards, Annual Operating Budgets and best business judgment to carry out the intent of the parties.

     3.3 SUBLICENSE AGREEMENT. Lily Pond and Company shall enter into a Sublicense Agreement whereby Company is given an exclusive right and, license to use the name, logo and Mark of the "Hard Rock Hotel" in Clark County, Nevada, subject to the terms and conditions of the Licensing Agreement as set forth in Exhibit "F". Lily Pond represents and warrants that Lily Pond has a license to use the Mark and the right to sublicense the use of the Mark, and the same is registered with the

United States Department of Commerce. Lily Pond further warrants that Morton has an exclusive license to parts of the Western United States, including the State of Nevada and foreign countries for use of the Mark as more particularly described in Exhibit "F". Pursuant to said Licensing Agreement, Project Manager agrees that it shall maintain and promote the Project and all related goods and services, as set forth in this Agreement, at the same level of quality required in the terms of the Licensing Agreement and Sublicense Agreement. Project Manager further agrees that it will protect the Mark as is required by the terms of said License and Sublicense Agreement to the best of its ability, and will notify Lily Pond of any known infringement thereon. Lily Pond and Company shall simultaneously execute said Sublicense Agreement at the time of execution of this Agreement.

                                      ARTICLE 4

                              SCOPE OF RESPONSIBILITIES

                                          A.

PRE-OPENING RESPONSIBILITIES. For the period commencing as of the date hereof and until the opening date (hereinafter the "Pre-Opening"), the Project Manager shall furnish the following benefits, services, and facilities:

     4 (A) (1)    TECHNICAL ASSISTANCE SERVICES. Project Manager shall make
available Technical Assistance Services embodying Project Manager's unique experience in the designing and planning of modern first class hotels and casinos by causing specialists to prepare a preliminary, architectural and construction program and general outline for furnishing and equipping the Project as is provided in the Stockholders Agreement. Project Manager shall also provide advice, guidance, and supervision to Owner in connection with the planning, designing, equipping, decorating, and furnishing of the building relative to Furniture, Fixtures and Equipment. In this regard, Project Manager shall prepare and submit for approval to the Company, a Design, Development and Construction Budget with respect to the construction, design, Furniture Fixtures and Equipment for the Project. Project Manager shall also designate a construction coordinator for the purpose of coordinating and effectuating the work of the various agents and specialists.
 In the performance of such duties, Project Manager agrees to make available to the Company the following:

           (a) All information which Project Manager has with respect to costs, quality, or otherwise of, Furniture, Fixtures and Equipment generally used in Projects, including Furniture, Fixtures and Equipment used in other hotel and casinos owned or operated by Project Manager; and

           (b) All of its facilities and contacts for the purchase of equipment, furnishings, and other personal property appropriate for the Project and in connection therewith, to make purchases in accordance with the Design, Development and Construction Budget approved by the Company. Title to any such purchases shall be taken in the name of Company. All purchase requisitions and orders shall be approved by the Company, and duplicates thereof shall be sent to Project Manager.

     Company shall reimburse Project Manager for all costs and expenses incurred by Project Manager in connection with the rendition of the Technical Assistance Services herein described, but not to exceed amounts set forth in the Design, Development and Construction Budget prepared by Project Manager and approved by Company except as may be modified by mutual agreement of parties from time to time. Said costs shall include managers, attorneys, or employees (on an allocated basis, in relation to proportion of time spent, in the case of officers and employees not exclusively assigned to Project) or by specialists not regularly employed by Project Manager, including related business and travel expenses incurred by said individuals. Anything contained herein or in the Design, Development and Construction Budget to the contrary notwithstanding, Project Manager, at its sole discretion, may incur such costs and expenses in connection with the rendition of only those services as defined in this Section 4 (A) (l), it deems necessary or desirable provided the aggregate of such costs shall not exceed the overall
Design, Development and Construction Budget limit therefore.   Monthly
statements covering such costs and expenses shall be submitted by the Project Manager to, and shall be paid by, the Company within thirty (30) days thereafter.

     4 (A) (2)   PRE-OPENING PROGRAM. Project Manager further agrees to the following:

           (a) Prepare and submit for Company approval within one- hundred eighty (180) days after the Effective Date, add put into effect within thirty
(30) days after receiving such approval, a plan for the organization, services, sales and marketing program of the Project, and to engage a General Manager and such assistants as may be necessary; and

           (b) In the performance of the duties set forth in sub-paragraph 4 (A) (2) above, and consistently with the approved plan herein mentioned, to direct to the attention of the Company and to consummate for the benefit of the Company subject to its prior approval, agreements and arrangement with concessionaires, licensees, tenants, suppliers, sub-contractors or other intended users of the facilities of the Project to initiate and make efforts to conclude programs and commitments for the period after the opening date of the Project; and

           (c) To recruit and train for and on behalf of the Company the initial staff of the Project through such training programs and other training techniques as Project Manager shall deem advisable and to test the proposed operation of the Project by furnishing services usually necessary in the operation of a hotel/casino, preparing the serving of food and beverages and generally operating the Project for a test period to be agreed upon by Company and Project Manager, which shall not exceed sixty (60) days, immediately prior to the Opening date.

Project Manager shall submit to Company for its approval within one hundred eighty (180) days after the Effective Date, an Annual Plan for the Project governing Project Manager's conduct of its management duties. The Annual Plan shall include, but not be limited to, drafting of Operational standards, marketing and sales programs, capital expenditure plans, adequate accounting procedures, internal control, and human resource policies and procedures.

     The Company shall pay or reimburse Project Manager in full for all costs, expenses of the training and Pre-Opening Program, as well as pre-operational staffing, organization, and pre-opening operations (including transportation, subsistence, telephone, pro rata costs of management or its Affiliates and facilities used for such purposes or in connection with the recruitment, training of staff and personnel, pre-operational staffing, organization, pre-opening operations, and any other costs or expense in connection therewith), and put forth the cost of all advertising, promotion, literature, travel and business entertainment, including opening celebrations and ceremonies, which occurred prior to or concurrently with the opening date of the Project. Project Manager shall submit a budget for such costs and expenses for approval by the Company, in the Design, Development and Construction Budget and the parties shall comply therewith; any departures therefrom shall be subject to the mutual approval in writing of Company and
Project Manager.   Monthly statements with respect to such costs and
expenses, as shall be advanced by Project Manager, shall be submitted by Project Manager to the Company and shall be paid by the Company within thirty
(30) days thereafter.

     4 (A) (3)    BUDGET. Project Manager shall develop and submit to Company for its approval, within one hundred eighty (180) days after the Effective Date, a Proposed Design, Development and Construction Budget. Said budget shall estimate income, wages and salaries, prizes, utilities, insurance, marketing expenses, and other overhead costs.

     4 (A) (4)    FINANCIAL CAPITAL REQUIREMENTS. Project Manager shall take all steps reasonably necessary to consult with Lily Pond as necessary and make application for, and to acquire sufficient financing for capitalization of the Project as may be required and approved by Company in furtherance of the stockholders Agreement.

     4 (A) (5)    OPERATIONAL STANDARDS.  Project Manager shall prepare and
submit to Company for its approval, within one hundred eighty (180) days of the Effective Date, Operational Standards. Operational Standards shall address all customer service departments as identified by Project Manager. Department, position, and activity standards will contain, at a minimum, customer service and contact elements; procedural and personal service standards; staff forecasting and scheduling requirements; staffing effectiveness and standards fulfillment tracking and quality assurance measurements and controls.

     4 (A) (6)    OPERATING ACCOUNTS.  Project Manager shall establish one or more bank accounts at a financial institution to be chosen by Project Manager (hereinafter "Operating Accounts"). All signers of the Operating Accounts shall be bonded and in an amount acceptable to both Project Manager and Company, indemnifying the Project, and the parties hereto against any loss, theft, embezzlement, or other fraudulent acts on the part of such signatory. Accounts will be in the name of the Company, but only Project Manager, and its designees shall be authorized to draw upon said accounts. Company shall be required to deposit such sums or amounts in said accounts, that may be established by the parties pursuant to the Design, Development and Construction Budget and Pre-Opening Program, and shall always maintain sufficient funds therein to pay all Pre-Opening expenses in accordance with the monthly schedules and statements to be prepared by Project Manager.


     4 (A) (7)    DEVELOPING PRE-OPENING PROGRAM.  The parties agree that
Morton and Project Manager both have considerable experience concerning various aspects of operating hotel/casinos and attendant services. Accordingly, any Operational standards to be prepared by Project Manager shall be subject to input and approval by Morton solely as to food and beverage issues. However, Morton shall defer to Project Manager with respect to Operational standards concerning gaming, lodging, marketing, and related support services.

     4 (A) (8)    PRE-OPENING INSPECTION. Prior to Opening, Project Manager
shall conduct a pre-opening inspection. Project Manager shall prepare a list of all substantial and material deviations, if any, from plans and specifications, contracts, or other requirements, which Company shall be required to remedy or commence reasonable cure within ten (10) days of receipt of same as a pre-condition to Project Manager's acceptance of the Project. The Design, Development and Construction Budget may be automatically increased upon the mutual approval of Company and Project Manager to allow for any additional costs occasioned by any postponement resulting from said material deviations. Project Manager may elect to conditionally accept the Project and relieve Company from its obligations to promptly remedy any material deficiency if done so in writing. In no event shall Project Manager delay the opening of the Project to the public more than ten (10) days after a receipt of a final Certificate of Occupancy for all public areas of the Project and ninety percent (90%) of all guest rooms, as well as, the requirements of all Clark County, Nevada Ordinances regarding use and occupancy of a hotel/casino at the location of Project having been met.

     4 (A) (9)    PERMITS AND LICENSES.  Project Manager shall be obligated
to obtain all liquor and gaming licenses and permits (except those legally required to be obtained by Company) but shall not be obligated to pay any fees or costs associated with same or obligated to obtain bonds or offer Project Manager's credit in order to secure such licenses and/or permits. Project Manager, as an Operating Cost, shall make all reasonable efforts within Project Manager's control, and comply with any conditions or requirements set out in any such licenses and/or permits, and at all times operate and manage the Project in accordance with such conditions and requirements.

                                          B.

CONSTRUCTION AND RESPONSIBILITIES. The Project shall be constructed in Las Vegas, Nevada, as set forth in the stockholders Agreement, and subject to the following:

     4 (B) (1)    CONSTRUCTION DUTIES. Company agrees, under the plan of
financing initially agreed upon, and as set forth in the Stockholders Agreement, to proceed with all reasonable diligence, to build a 305-room Project on the Site. Said structure shall include a 28,000 square foot casino, two restaurants, bars and a retail store with "Hard Rock Hotel" merchandise, as well as parking garage, outdoor aquatic facilities, recreational facilities, as well as other facilities and appurtenances as are necessarily desirable for the operation of a first class hotel/casino, together with all Furniture, Fixtures and Equipment requisite for the operation of the Structure for purposes of the Project (herein including, without limitation, heating, lighting, sanitation, air conditioning, laundry, refrigeration, kitchen, elevator, and other similar fixtures and equipment). Company shall further provide and install in the structure at its sole cost and expense, the following:

           (a)    All Furniture, Fixtures, and Equipment;

           (b)    Office Furniture and Equipment;

           (c)    Operating Equipment; and

           (d) Such other Furniture, Fixtures and Equipment as are requisite for the efficient operation of a first class hotel and casino.

     4 (B) (2)    CONFORMANCE WITH SPECIFICATIONS.  Company further agrees,
subject to the provisions of Section 4 (A) (8) that the Project shall be constructed, outfitted, and completed in strict accordance with the plans, specifications and designs as may be modified by Company and Project Manager from time to time pursuant to written change orders and developed pursuant to this Agreement and the stockholders Agreement, unless otherwise agreed to by Project Manager.

     4 (B) (3)    RETENTION OF THIRD PARTIES.  Company agrees to engage and
retain, at its expense, a firm or firms of architects, contractors, and such engineers, designers, decorators, landscape architects, and other specialists and consultants as shall be necessary and appropriate and as shall be designated by the parties, each of whom shall have been approved in advance by Company and Manager, all under written contracts approved by Company and Project Manager. Project Manager shall submit, as promptly as possible, a preliminary architectural program and general outline for the construction, furnishing and equipping of the Project. Project Manager shall have the right and obligation to cause such firms and persons to prepare full and adequate plans, layouts, specifications, drawings and designs, both interior and exterior, with respect to the Site, the Structure, and the Furniture,
Fixtures and Equipment.   All such plans, layouts, specifications, drawings,
and designs, and any changes in or departures therefrom subsequently made or authorized, shall be subject to the final mutual approval, in writing, of the parties hereto.

     4 (B) (4)    TAXES AND ASSESSMENTS.  Subject to Company's right to sell or lease the Project in accordance with, and subject to the provisions of this Agreement and the stockholders Agreement, Company covenants and agrees that during the term of this Agreement, it will maintain full ownership of the Site and building, and full ownership of the Furniture, Fixtures and Equipment therein, excepting Company's right to finance and lease Furniture, Fixtures and Equipment as necessary. Company further agrees that throughout the term of this Agreement, Company will pay, keep, observe, and perform all payments, terms, covenants, conditions, and obligations to be made, kept, observed, or performed by the Company under any lease, concession, or other agreement or security instrument in respect to the Site, the Structure, or
the Furniture, Fixtures and Equipment.   Company further agrees that Project
Manager shall have the right and authority for and on behalf of Company, but no obligation to pay prior to delinquency, all taxes, assessments, and charges of every kind, including, without limitation, real estate taxes and assessments, personal property taxes, gaming taxes; and water and sewer charges, which may become a lien on the Project or any part thereof, and which may be due and payable during the term of this Agreement, unless payment thereof is in good faith being contested by Company, at Company sole expense, and without cost to Project Manager, so long as enforcement thereof is stayed.

                                          C.

OPENING OPERATIONS

     4 (C) (1)    PERMITS. Company or Project Manager, if Company so elects
and Project Manager is legally able or legally required to do so, at the sole cost and expense of Company, shall obtain on or before the Opening and thereafter keep in full force, and effect, all licenses and permits, including gaming, liquor, bar, restaurant, sign and hotel licenses, as may be required for the operation of the Project as a first class hotel and casino as contemplated hereunder. Project Manager agrees upon request from Company to assist in Owner's efforts to obtain licenses and permits required to operate the Project and to advise Company of the need for any licenses or permits required for the operation of the Project.

     4 (C) (2)    EQUIPMENT AND SUPPLIES.   After Opening, Project Manager
shall obtain and maintain all Operating Supplies and Operating Equipment as Project

Manager deems reasonably necessary for the operation of the Project in accordance with this Agreement and subject to the then current provisions of the Annual Plan and Operational standards.

     4 (C) (3)    PERSONNEL.

           (a) Project Manager, either directly or through its designated Affiliates and subsidiaries, will hire, supervise, direct, discharge and determine the compensation, other benefits and terms of employment of Project Manager's personnel working in the Project. Project Manager or its designated subsidiary is to be the sole judge of the fitness and qualifications of such personnel and is vested with absolute discretion in hiring, supervising directing, discharging and determining the compensation,
other benefits and terms of employment of such personnel.   It is expressly
understood and agreed that all personnel (other than the personnel of any lessee or concessionaire of food and beverage, gift shop, or other concession with respect to the Project) shall be solely the employees of Project Manager or its designated subsidiary. Company, Lily Pond, and Morton may consult, advise or communicate with Project Manager and its designated subsidiary or the General Manager of the Project regarding Project personnel or problems related to personnel at any time, but Company, Lily Pond, and Morton shall not interfere with or give orders or instructions to any personnel employed at the Project. Subject to the Annual Plan, Company shall be solely responsible for and shall reimburse Project Manager for any and all expenses incurred by Project Manager at the Project by Project Manager (including, by way of example only, all salaries, wages and other compensation and benefits and other amounts that may be required by any current or future union plans).
 Notwithstanding the above, Project Manager shall consult (which consultation may include, at the request of Company, Lily Pond, or Morton, a review of a resume, an interview, etc.) with a designated representative of Company, Lily Pond, and Morton prior to the hiring, termination or transfer of the General Manager of the Project and those individuals in charge of hotel, casino, entertainment, human resources, marketing and sales of food and beverage. Project Manager shall seriously consider all objections and comments of Company, Lily Pond, and Morton, but Project Manager shall make the final decision on any such action with respect to the individuals in charge of hotel, casino, entertainment, human resources, marketing, sales of food and beverage.

           (b) Subject to the Annual Plan, Company shall reimburse Project Manager for all reasonable travel expenses incurred by any of Project Manager's employees or employees of Project Manager's subsidiaries relative to (i) developing, constructing renovating, furnishing and supplying the Project; (ii) hiring and training Project employees; (iii) maintaining the physical condition and appearance of the Project; (iv) maintaining and promoting proper operational procedures and practices; (iv) maintaining books and records; and (v) otherwise performing duties undertaken by or rights granted to Project Manager in this Agreement. Project Manager shall have sole discretion, which shall be reasonably exercised, to determine the necessity of such travel. Those employees of Project Manager who are not on-site Project personnel shall also be provided with complimentary or discounted lodging, as an Operating Cost of the Project, whenever said employees are on the premises of the Project or in the vicinity to perform projects for the direct benefit of the Project. All other complimentary requests made by employees of Project Manager, its subsidiaries, Morton, or Company shall be subject to the reasonable approval of Project Manager. Project Manager agrees to honor complimentary requests subject to availability and upon reasonable notice by telephone or in writing from an authorized employee of Company or Lily Pond.

           (c) Not later than ninety (90) days prior to the Opening and not less than thirty (30) days prior to scheduled expiration date of required insurance policies, Project Manager shall provide evidence to Company of statutory or self-insured Worker's Compensation Insurance and/or Employer's Liability Insurance, with waiver of subrogation endorsements in favor of Company and Project Manager and any applicable subsidiary and an endorsement to include Project Manager as an additional insured, for each such employee. The insurance coverages required hereunder (including, without limitation, the carrier, policy limits of each and waiver of subrogation endorsements must be in form, substance and amount satisfactory to Company in all respects and if not, Project Manager shall obtain such insurance from another provider
selected by Company in its sole and absolute discretion).   Any statutory
Worker's Compensation and/or Employer's Liability Insurance provided by Project Manager or its designated subsidiary may be effected under a self-insured retention or other form of self-insurance permitted by law. The maximum cost to be incurred by Company under any such plan shall be the lesser of the actual incurred expense as determined by the administrator of the plan or the applicable manual class rates issued by the Nevada Rating Bureau multiplied times the payroll per $100 multiplied times the experience modification factor assigned by the Nevada Rating Bureau to the management/employer.

           (d) The general hiring and discharge policies of employees at the Project shall, in all respects, comply with all "Equal Employment Opportunity" laws and regulations, and Project Manager agrees to comply with all laws, regulations and ordinances regarding the employment and payment of persons engaged in the operation of the Project including, without limitation, all "Equal Employment Opportunity" laws and regulations.

           (e) Project Manager shall keep Company informed of all negotiations with labor unions representing such employees at the Project, and Project Manager or its subsidiaries shall not sign any union contracts covering such employees at the Project which have not been previously approved in writing by Company, unless required by law to do so without Company's approval (which, in all cases, shall be furnished to Company as soon as reasonably possible).

     4 (C) (4)    SALES. Marketing and Advertising. Subject to the Annual
Plan but at Company's sole and absolute discretion, after the Opening, Project Manager, as an Operating Cost, shall advertise and promote the business of the Project, institute and supervise a sales and marketing program solely in Company's name (separate and independent of the local and national sales and marketing programs of Project Manager or Morton and other hotels, casinos, bars, and restaurants managed, operated and/or owned by Project Manager, Lily Pond, or Morton), and coordinate with tour programs marketed by airlines, travel agents and government tourist departments when Project Manager deems the same to be advisable for the operation of the Project. Subject to the Annual Plan, Project Manager may cause the Project to participate in sales and promotional campaigns and activities involving complimentary rooms, food and beverages to bona fide travel agents, tourist officials and airline representatives where such is customary in the travel industry. Anything to the contrary notwithstanding contained in this Section 4 (C) (4), Project Manager shall not use the Mark in any manner in connection with, or otherwise engage in, sales, marketing or advertising except in accordance with the provisions of section 3.3, the License Agreement and Supervisory Agreement.

     4 (C) (5)    MAINTENANCE AND REPAIRS.  Subject to the Annual Plan,
Project Manager shall make or cause to be made, all repairs, replacements, corrections and maintenance items to the Project as shall be required in the normal and ordinary course of operation of the Project and as shall be
required to comply with Operational Standards.   In conjunction therewith and
subject to Section 4 (C) (2), Project Manager is authorized to make and enter into in the name of, for the Account of and at the expense of Company, all such contracts and agreements as in Project Manager's opinion are reasonably necessary for the repair and maintenance of the Project and to cause the same to be paid when due.

     4 (C) (6)    CAPITAL EXPENDITURES.

           (a) Company recognizes the necessity of making Capital Replacements, the cost of which are capitalized and amortized, rather than being expensed, in accordance with the Generally Accepted Accounting Principles. Company agrees to expend such amounts for Capital Replacements as shall be reasonably required in the normal and ordinary course of operation of the Project to operate the Project in accordance with the Operational standards. Project Manager shall have the responsibility of recommending to Company the desired and reasonably necessary Capital Replacements and the design and specifics thereof. Unless Company and Project Manager otherwise agree, Project Manager shall be responsible for the design, selection and installation of Capital Replacements subject to the terms of the Supervisory Agreement. All Capital Replacements, so long as there is compliance with Operational Standards (regardless whether implemented by Company or Project Manager), shall be made to the extent reasonably feasible in a manner that will minimize any adverse impact on the operation of the Project and the guests of the Project.

           (b) It is recognized that expenditures for Capital Replacements are incapable of precise calculation in advance. Therefore, there shall be paid over in cash in each Fiscal Month after Opening, a percentage of Gross Revenues, into a Reserve Fund to pay for Capital Replacements. Contributions to this Reserve Fund shall be two percent (2%) of Gross Revenues for the first three years of this Agreement, and three percent (3%) of Gross Revenues thereafter, provided, however, that Company will no longer be required to deposit funds into the Reserve Fund once the Reserve Fund equals or exceeds an amount equal to twice the then current budget for Capital Replacements. Project Manager shall establish the Reserve Fund in Company' s name at a bank or banks selected by Company and approved in writing by Project Manager (which approval shall not be unreasonably withheld or delayed), with signatures of Project Manager and Company or their designees being jointly required and authorized on said accounts. If Project Manager is responsible for implementing a Capital Replacement in accordance with the provisions of
Section 4 (C) (6) (a), any expenditures for Capital Replacements during any Fiscal Year which have been budgeted in the Annual Plan or otherwise approved in writing by Company may be made by Project Manager without Company's additional approval (provided that Project Manager may not exceed any line item by more than ten percent (10%) of the amount originally budgeted therefore in the Annual Plan) and, to the extent funds are available, shall be made by Project Manager from the Reserve Fund (including accrued interest and unused accumulations from earlier years). In the event that Company elects to be responsible for implementing a Capital Replacement, the cost thereof shall be paid or reimbursed to Company from the Reserve Fund to the extent funds are available. Any amounts remaining in the Reserve Fund at the close of each respective Fiscal Year shall be carried forward and retained in the Reserve Fund until fully used as herein provided. To the extent the Reserve Fund is insufficient at a particular time, or to the extent the Reserve Fund plus anticipated contributions for the ensuing Fiscal Year is less than the amount required by the Annual Plan for the ensuing Fiscal Year, then in either such event, Company shall supply the necessary funds by deposit to the Reserve Fund within ninety (90) days of delivery of notice from Project Manager to that effect; provided, however, that during such ninety (90) day period, Company and Project Manager have jointly agreed that such additional funds are reasonably necessary for the proper operation of the Project. Company and Project Manager shall cooperate in good faith to the extent feasible to schedule the dates for implementing Capital Replacement items to avoid the necessity of depositing additional funds in anticipation of Reserve Fund contributions to be received at a later date. All proceeds from the sale of capital items no longer needed for the operation of the Project shall be deposited to the Reserve Fund. Sale of such items shall be at the reasonable discretion of Project Manager and conducted in a commercially reasonable manner after prior written notice to Company. Notwithstanding anything herein to the contrary, Company's written approval (which shall not be unreasonably withheld or delayed) shall be required with respect to the sale of any capital item with a fair market value of TEN THOUSAND DOLLARS ($10,000) or more (unless otherwise previously approved in the Annual Plan). Upon termination of this Agreement for any reason, Project Manager's right to expend any unused portion of the Reserve Fund shall terminate and the balance of the fund shall be paid over to Company, less any sums then due to Project Manager.

           (c) In addition to Capital Replacements provided for in the then current Annual Plan, Project Manager shall have the further right to make such alterations, additions or improvements in or to the Project which Project Manager reasonably deems to be beneficial to the Project or its operations; provided, however, that no such alterations, addition, or improvement shall be made without Company's prior written approval if the amount payable under the contract for said alteration, addition or improvement is not budgeted for in the Annual Plan or exceeds the sum of TEN THOUSAND DOLLARS ($10,000) in the aggregate per Fiscal Year (which amount is based upon the purchasing power of money upon Opening and shall be periodically adjusted by Project Manager with reference to the Consumer Price Index defined in Section 1.9 above, to retain the same purchasing power). Expenditures under this Article 4 (C) (6) (c) shall be paid from the Reserve Fund. Notwithstanding the foregoing, Company shall have the right to contract for, supervise and control any such alterations, additions or improvements whose costs exceed TEN THOUSAND DOLLARS ($10,000) (which amount is based upon the purchasing power of money upon Opening and shall be periodically adjusted by Project Manager with reference to the National Average of the Consumer Price Index to retain the same purchasing power). Project Manager shall have the right to consult with Company regarding any such plans prepared by or on behalf of Company with respect to such alterations, additions or improvements.

           (d) In the event a condition should exist in, on, or about the Project of an emergency nature, including structural repairs, which requires that immediate repairs are necessary to preserve and protect the Project and assure its continued operation and to protect the health and safety of the guests or employees, Project Manager, on behalf of Company and as an Operating Cost, is authorized to take all steps and to make all expenditures reasonably necessary to repair and correct any such condition, whether or not provisions have been made in the applicable Annual Plan for any such emergency expenditures. Project Manager agrees that it shall make such repairs and replacements only after Project Manager has made a reasonable attempt (if circumstances permit) to inform Company of the existence of such emergency, the repairs and replacements Project Manager proposes to make, and the estimated amount of expenditures to be incurred. If Project Manager has been unable to advise Company in advance, it shall promptly notify Company after taking any necessary action. Expenditures made by Project Manager in connection with an emergency shall be paid for first from the Reserve Fund to the extent funds are available, and then from the Operating Cost Bank Account. Company shall replenish funds paid from the Reserve Fund with any insurance proceeds received by Company in connection with the emergency condition or situation, and Company shall replenish any difference between the insurance proceeds and the amount used for such emergency from the Reserve Fund. If circumstances require, Company shall also immediately replenish the Operating Cost Bank Account to the extent funds were withdrawn there from for the purposes of this subsection 4 (C) (6) (d)

           (e) In the event that repairs to, or additions, changes, or corrections in the Project of any nature shall be required by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by order of any governmental or municipal power, department, agency, authority or officer, such repairs, additions, changes or corrections shall be made at the direction
of Company, unless Project Manager and Company otherwise agree.   Project
Manager shall have the right to reasonably consult with Company regarding any such plans and specifications prepared by or on behalf of Company with respect
to such alterations, additions, or improvements.   Project Manager shall inform
Company of the existence of the governmental regulations and the repairs, additions, changes or corrections Project Manager believes are required to be made and the estimated expenditures to be incurred. Company shall designate (subject to Project Manager's approval which shall not be unreasonably withheld or delayed) the work to be performed and a schedule for its implementation.
Such work shall be accomplished with as little hindrance to the operation of the Project and the Project guests as possible. If expenditures are required to be made to comply with governmental requirements that were not anticipated in the Annual Plan, the Annual Plan shall be revised by Project Manager and Company and payment therefore shall be made in accordance with the provisions of Section 4
(C) (6) (d).   Company shall have the right to contest the validity or
application of any such governmental requirements.

     4 (C) (7)    COMPLIANCE WITH LEGAL REQUIREMENTS.   Company and Project
Manager shall take reasonable actions (to the extent of the delegation of responsibilities hereunder) as may be necessary to comply with any and all laws, orders or requirements of any federal, state, county, or municipal agency affecting the Project or the ownership or operations thereof by Company or Project Manager or other authority having jurisdiction thereover. Project Manager, however, shall not take any such action in accordance with this Section 4 (C) (7) as long as Company notifies Project Manager and Company is diligently contesting, or has affirmed its intention to contest, and promptly institutes proceedings contesting any tax payment or assessment, or any governmental or regulatory order or requirement (except that, where failure to comply promptly with any such order or requirements might expose Project Manager to criminal liability or materially and adversely affect the operation of the Project, Project Manager may take such action without Company's approval) and Company agrees to indemnify Project Manager for all loss, cost and expense incurred by Project Manager because of Company's contest of any such tax, payment or assessment, order or requirements. Project Manager promptly shall notify Company in writing of all such orders and notices or requirements that are received by Project Manager.

     4 (C) (8)    ACCOUNTING MATTERS AND FISCAL PERIODS.

           (a) The books and records reflecting the Project operations shall be kept by Project Manager in accordance with the Generally Accepted Accounting Principles applied on a consistent basis, and shall be maintained at the Project. Company's, Lily Pond's, and Project Manager' s independent accounting firms shall each have the right and privilege of examining the books and records of the Project upon reasonable prior notice to Project Manager.

           (b) Company, as an Operating Cost, shall cause a certified audit of the Project operations to be performed annually at the end of each Fiscal Year (and upon termination of this Agreement if not coincident with a Fiscal Year End) by a nationally recognized, independent "Big Six" Certified Public Accounting firm, with expertise in gaming, appointed by Company.

           (c) The Generally Accepted Accounting Principles, which provide for an annual fiscal accounting period, shall be the accounting system utilized for the Project.

     Project Manager will deliver or cause to be delivered to Company the statements and documents set forth in Section 4 (C) (9) below.

     4 (C) (9)    FINANCIAL STATEMENTS.  On or before the twentieth (20th) day of each Fiscal Month, Project Manager shall deliver to Company, a profit and loss statement, statement of income, balance sheet, and statement of cash flows showing the results of the operation of the Project for the preceding Fiscal Month and the year-to-date, and having attached thereto a computation of the management fees for such preceding months and the year-to-date. Within ninety
(90) days after the end of the operating year, Project Manager shall cause to be delivered to Company a balance sheet and related statement of profit and loss (including all supporting departmental schedules of revenues and expenses), showing the assets employed in the operation of the Project and the liabilities incurred in connection therewith as of the last day of the Project's preceding Fiscal Year, the net results of the operation of the Project during the preceding year, and having attached thereto a computation of the Supervisory Fees and Management Fees for such year. Project Manager shall also provide the following:

           (a) within ninety (90) days after the end of each Fiscal Year, a balance sheet, together with a comparison to the previous Fiscal Year (after the first full Fiscal Year) and a related detailed statement of profit and loss (including all supporting departmental schedules of revenues and expenses), together with a comparison to the previous Fiscal Year and the current Annual Plan, and having annexed thereto a computation in reasonable detail of the Management Base Fees and Management Incentive Fees for such Fiscal Year;

           (b) upon Company's request, on a weekly basis (by no later than the close of business on Monday), a summary of the previous week's revenue and estimated expenses; and

           (c) upon Company's request, such other additional statements, computations and reports as Company shall reasonably request in writing.

     4 (C) (10)   ANNUAL PLAN.

           (a) Not less than sixty (60) days prior to the commencement of each full Fiscal Year thereafter, Project Manager shall submit to Company, for Company's approval, the proposed Annual Plan.

           (b) In connection with the submission of the Annual Plan to Company, Company will meet with Project Manager within fifteen (15) days after the date the proposed Annual Plan is delivered to Company to conduct an in-depth review of same.

           (c) Each Annual Plan will be subject to the approval of Company which shall not be unreasonably withheld or delayed. It is the intention of the parties to complete the review and approval of a proposed Annual Plan no later than forty-five (45) days after the initial delivery of it to Company. Company shall be required to approve or disapprove each proposed Annual Plan within thirty (30) days after the date Company and Project Manager have met to discuss each such proposed Annual Plan by providing written notice to Project Manager. Any notice that disapproves a proposed Annual Plan must contain specific objections thereto in reasonable detail. If Company fails to provide written notice to Project Manager of any specific objections to a proposed Annual
Plan within such thirty (30) day period, Project Manager shall be entitled to provide written notice of such fact to Company, requesting Company's response. If. Company fails to provide Project Manager with specific written objections to the proposed Annual Plan within ten (10) days following such written notice, the proposed Annual Plan submitted by Project Manager shall be deemed to be approved. In the event Company disapproves or raises any objections to any items contained in a proposed Annual Plan or any revisions thereto, Company and Project Manager agree to cooperate with each other in good faith to discuss and resolve the disputed or objectionable proposed items. In the event Company and Project Manager are not able to reach a mutually acceptable agreement concerning any disputed or objectionable item within a period of fifteen (15) days after the date Company provides written notice of its objections to Project Manager, if the disputed or objectionable item would not materially or adversely affect Project Manager's ability to comply with operating objectives, Company's decision with respect thereto shall govern, but if the disputed or objectionable item would materially or adversely affect Project Manager's ability to comply with operating objectives, either party shall be entitled to submit the dispute to arbitration in accordance with the provisions of the Uniform Arbitration Act, except as set forth below:

           (i) The accounting firm selected to review and audit the records of the Project, set forth in Section 4 (C) (8) (b), shall select an independent nationally recognized accounting firm experienced in gaming, upon the written request of any party hereto with respect to any dispute as to the provisions of
Section 4 (C) (10). The arbitrating accounting firm shall be required to render a decision in fifteen (15) days after being notified of its selection. Fees and expenses of the arbitrating accounting firm will be paid by the non-prevailing party, or if there is no prevailing party, then said costs and expenses shall be borne equally between Company and Project Manager. The decision of the arbitration accounting firm shall be binding to all parties hereto, but shall not be construed as modifying or altering the terms of this Agreement or the parties' rights and responsibilities with respect thereto.

           (d) Project Manager shall reforecast the Annual Plan from time to time to reflect any unanticipated significant changes, variables or events or to include significant additional unanticipated items of income or expense. Any such revision shall be submitted to Company for approval, which approval shall not be unreasonably withheld and shall be deemed given and accepted unless a specific written objection thereto is delivered by Company to Project Manager within thirty (30) days after submission thereof. Upon request of Company, Project Manager shall provide Company with a summary of the data and information utilized in preparing an Annual Plan and any revisions thereto.  Project Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with any Annual Plan, and Company acknowledges that
an Annual Plan is intended only to be a reasonable estimate.   Company
acknowledges that there may be unforeseen expenditures required to complete or correct deficiencies in the Project and that any such expenditures may not be reflected in the Annual Plan or capable of being paid from the Reserve
Fund.

           (e) On a monthly basis, Project Manager's representative shall meet with Company to discuss the performance of the Project over the prior Fiscal Month and Project Manager's plans and expectations for the ensuing Fiscal Month.

           (f) Project Manager shall be permitted to reallocate part or all of the amount budgeted with respect to any line item of the Annual Plan to another line item in the same department, but may not reallocate from one department to another department without the prior written consent of Company.

           (g) If Project Manager encounters circumstances which require unbudgeted and unexpected expenditures not foreseen at the time of preparation of the Annual Plan and which Project Manager deems reasonably necessary, in addition to and without limiting the instances described in Article 4 (C) (10)
(f), Project Manager may, without Company's approval but only after delivering prior written notice to Company, make such expenditures for so long as the same will not, in any Fiscal Month, exceed ten percent (10%) of the amount budgeted for any department or, if greater, with respect to expenditures for gaming, room, entertainment, food, and/or beverage departments, such expenditures will not exceed an amount such that the ratio of the amount so expended to the revenues of the affected department exceeds the ratio (expressed as a percentage) of the expenses budgeted to the revenues forecast, rounded up to the next full percentage point. If Project Manager expects that such future expenditures will in any Fiscal Month exceed (i) ten percent (10%) of the amount budgeted for such department or, if greater, (ii) an amounts such that the ratio of the amount so expended to the revenues of gaming, room, entertainment, food, and/or beverage departments will exceed the ratio (expressed as a percentage) as forecast, rounded up to the next full percentage point, Project Manager shall have the right, from time to time during such Fiscal Year, to submit a revision to the Annual Plan to Company for approval, which approval shall be granted or denied in the same manner as the initial Annual Plan.

     4 (C) (11)   BANK ACCOUNTS.

           (a) Project Manager shall select and establish bank Accounts at one or more banking institutions in Company's name. The Bank Account for Operating Costs ("The Operating Costs Bank Account") shall be separate and distinct from any other accounts, reserves, or deposits required by this Agreement and Project Manager's designees shall be the only parties authorized to draw upon said Account. The Operating Costs Bank Account shall be an interest bearing account if such an account is reasonably available and all interest earned shall be credited to the Operating Costs Bank Account. Company shall deposit in the Operating Costs Bank Account an amount of money to be agreed upon by Company and Project Manager as and when needed (which amount shall be adjusted by Project Manager as provided below). This amount as adjusted shall be the "Minimum Balance" required to be maintained by Company in the Operating Costs Bank Account during the term of this Agreement. After the first twelve (12) full Fiscal Months after Opening, the Minimum Balance shall be adjusted, so as to in no event be less than the Operating Costs for the preceding Fiscal Month plus all amounts reserved in said Account for amounts accrued but not paid on a monthly basis as provided in Article 4 (C) (12). This Minimum Balance shall serve as working capital for Project operations. Upon notification of any working capital deficiency from Project Manager, accompanied by an explanation of the reason for the deficiency, Company shall furnish Project Manager immediately upon request with sufficient funds to make up any deficiency in the Minimum Balance which funds shall constitute "Working Capital Loans" and shall bear interest at a rate equal to the Prime Rate of interest in effect from time to time at First Interstate Bank of Nevada, N.A., or its successor, plus three (3) percentage points. In the alternative, Project Manager may elect, upon approval of Company, to either furnish sufficient funds to make-up any deficiency on the Minimum Balance which funds shall be considered "Working Capital Loans", and shall bear interest as set forth herein above, or Project Manager, with consent of Company, may guarantee "Working Capital Loans" from third parties, and any said monies loaned or guaranteed by Project Manager shall be used to increase Project Manager's equity in the Project, as is set forth and defined in detail in Article V of the Stockholders Agreement as "Contribution Loans". Working Capital Loans shall be repaid to Company and/or Project Manager in the priority set forth in Article 4 (C) (12).

           (b) Subject to the terms and conditions of this Agreement, all sums received from the operation of the Project and all sums advanced by Company for purposes other than Capital Replacement shall be deposited in the Operating

Costs Bank Account. Project Manager may make payments pursuant to this Agreement from the Operating Costs Bank Account for the purposes described in
Article 4 (C) (12), or may make such payments from its own account(s) and obtain immediate reimbursement from the Operating Costs Bank Account.

           (c) Nothing herein contained shall be construed to deprive Project Manager of the right to maintain separate payroll and/or credit card collection accounts or petty cash funds (all in Company's name) and to make payments therefrom as permitted pursuant here to and as the same are customary in the Project business or Project Manager's other business.

           (d) On a monthly basis, Project Manager shall transfer all amounts in the Operating Costs Bank Account in excess of the Minimum Balance to Company's Bank Account pursuant to Article 4 (C) (13). Company's Bank Account shall be established at one or more banking institutions selected by Company and Company's designees shall be the only parties authorized to draw upon Company's Bank Account.

     4 (C) (12)   PRIORITY OF DISBURSEMENTS. All Gross Revenues shall be
deposited in the Operating Costs Bank Account on a daily basis. Project Manager shall disburse funds from the Operating Costs Bank Account on at least a monthly basis, for and on behalf of Company (or, to the extent Company has a duty from time to time to make such expenditures, directly to Company), in the following order of priority and to the extent available:

           (a) all Operating Costs as defined in Section 1.32, excepting those costs set forth in Section 1.32(j) and 1.32(k); and

           (b) the payment of all principal and interest on any Approved Mortgage; and

           (c)    all remaining Operating Costs, not included in Section 4 (C)
(l2) (a) above, including, without further limitation, Base Management Fees, Supervisory Fees and Incentive Fees; and

           (d) the payment for emergency expenditures to the extent paid from the Bank Account or deposited in the Reserve Fund as provided under Section 4(C) (6) (d); and

           (e)    deposits into the Reserve Fund under Article 4 (C) (6); and

           (f) deposits into the Operating Costs Bank Account to maintain the Minimum Balances as provided under Section 4 (C) (11) (a); and

           (g) the payment of all accrued and unpaid interest on any Working Capital Loans; and

           (h) the payment of all outstanding principal on any Working Capital Loans; and

           (i)    the remaining balance thereof to Company.

     In following the above order of priority, Project Manager will reserve funds in the Bank Account each Fiscal Month for payment of any Operating Costs or any of the above items which Project Manager has a duty to pay that are not paid on a monthly basis (e.g., real estate taxes, insurance premiums and so on). Project Manager shall perform the function of paying all Operating Costs and other items set forth above (including, but not limited to, debt service, real estate taxes, insurance premiums, etc.) unless otherwise instructed by Company and Company supplies Project Manager with adequate information.

     4 (C) (13)   ADJUSTMENT TO BANK ACCOUNT.  After the disbursements pursuant to Article 4 (C) (12), any excess funds remaining in the Bank Account over the Minimum Balance shall be disbursed immediately to Company's Bank Account as soon as reasonably possible following the close of the financial reports for the Fiscal Month (but in no event later than twenty (20) days after the end of each such Fiscal Month). Correspondingly, any deficiency in the Bank Account shall be remedied by Company as required in Section 4 (C) (11) (a) or shall be provided by Project Manager as required in Article 5, if applicable. Notwithstanding that Project Manager is authorized to and shall make disbursements in the order set forth in Article 4 (C) (12) to the extent funds are available (subject to the then current Annual Plan), Company solely will be liable for all Operating Costs.

     4 (C) (14)   INSURANCE COVERAGE.  Company, or Project Manager if Company
so elects, agrees to procure and maintain at all times during the term hereof, as an Operating Cost, property, casualty, and liability insurance in such amounts and coverages as Company may from time to time desire which shall be no less than that necessary to conform to reasonable industry standards for a similar hotel and casino, taking into consideration inflation and any events or trends of liability which affect the risks attendant to owning and operating the Project.

     4 (C) (15)   INSURANCE POLICIES.

           (a) All insurance provided for under this Article 4 shall be effected by policies issued by insurance companies of good reputation and of sound financial responsibility and licensed by the State of Nevada.

           (b) notwithstanding anything herein to the contrary, Project Manager's obligations under this Agreement shall not be effective until all required insurance coverage has been obtained. Such insurance shall include, during the Pre-Opening Program, builder's risk and liability insurance (but not innkeeper's or garage keeper's liability) and upon Opening, all coverages referenced in Article 4, except builder's risk.

           (c) All liability, business interruption and crime insurance policies shall be written in the name of Company with Project Manager and Company being named thereon as additional insureds.

           (d) All insurance policies shall be endorsed specifically to the effect that the proceeds of any crime or business interruption losses shal1 be made payable to Company and Project Manager jointly, as their interests may appear. All such policies of insurance shall also be endorsed specifically to the effect that such policies shall not be canceled or materially changed without at least thirty (30) days prior written notice to Company and Project Manager. To the extent obtainable without significantly increasing the premium cost, all policies of comprehensive public liability insurance and comprehensive crime insurance shall contain an endorsement to the effect that such insurance shall be primary to any other similar insurance carried by Company or Project Manager.

           (e)    Certificates of Insurance shall be sent to:

                         Harvey's Resort Hotel and Casino
                         P.O. Box 128
                         Stateline, NV 89449
                         Attn:  Corporate Controller
or to such other address as to which Project Manager may from time to time designate by written notice to Company.

           (f) if Company fails, within fifteen (15) days after notice of such failure from Project Manager, to provide insurance as required by this
Article 4, or to pay any premiums therefore when due, Project Manager shall have the right (but not the obligation) to procure such insurance or pay such premiums, and any cost or expense thus incurred by Project Manager shall be immediately reimbursed to Project Manager from the Bank Account or from funds provided directly by Company.

     4 (C) (16)   WAIVER OF LIABILITY. To the extent covered by insurance,
Project Manager, and Company each waives, releases and discharges the other from all claims or demands which each may have or acquire against the other, or against each other's directors, officers, agents, employees or partners, with respect to any claim for any losses, damages, liability or expenses (including attorneys' fees) incurred or sustained by either of them on account of injury to persons or damage to property or business arising out of the ownership, management, operation and maintenance of the Project, regardless whether any such claim or demand may arise because of the fault or negligence of the other party or its officers, directors, partners, agents and employees. To the extent a loss, damage or expense is a result of the other party's negligence, in the event of any such loss, damage, liability or expense, Company and Manger each shall look to the insurance maintained with respect to the Project or otherwise by such party and shall not make any claim or seek any recovery against the other party. Each policy of insurance maintained with respect to the Project shall contain a specific waiver of subrogation reflecting the provisions of this
Section 4 (C) (16), or a provision to the effect that the existence of the preceding waiver shall not affect the validity of any such policy or the obligation of the insurer to pay the full amount of any covered loss sustained.

     4 (C) (17)   INDEMNIFICATION TO PROJECT MANAGER. Company agrees to
indemnify and hold Project Manager free and harmless from all loss, liability or cost (including reasonable attorneys' fees) which is not covered by insurance proceeds and which Project Manager may sustain, incur or assume as a result of any claims which may be alleged, made instituted or maintained against Project Manager, Morton, Lily Pond, or Company, jointly or severally, arising out of or based upon the ownership, management, operation, condition or use of the Project, including, without limitation, injury to persons(s) and damage to property or business by reason of any cause whatsoever in and about the Project or elsewhere; provided, however,

Company shall not be liable to indemnify and hold Project Manager harmless from any such uninsured loss, liability or cost (including costs of defense) which is the result of grossly negligent, willful misconduct or criminal conduct of Project Manager or its employees.

     4 (C) (18)   INDEMNIFICATION TO COMPANY.  Project Manager agrees to
indemnify and hold Company free and harmless from all loss, liability, or cost (including reasonable attorneys' fees) which is not covered by insurance proceeds and which Company may sustain, incur, or assume as a result of any claims which may be alleged, made, instituted or maintained against Project Manager, Morton, Lily Pond, or Company, jointly or severally, arising out of or based upon the ownership, management, operation, condition or use of the Project including, without limitation, injury to person(s) and damage to property or business by reason of any cause whatsoever in and about the Project or elsewhere, and any requirement or award relating to course of employment, working conditions, wages and/or compensation of employees or former employees at the Project, only to the extent any such injury or damage is caused by the gross negligence, willful misconduct or criminal conduct of Project Manager or its employees. However, Project Manager shall not be liable to indemnify and hold Company, and Lily Pond harmless from any such uninsured loss, liability or cost (including costs of defense) which is the result of grossly negligent, willful misconduct, or criminal conduct of Company or their employees.

     4 (C) (19)   LEGAL FEES, ETC.; PROCEDURES.  Each indemnitor under this
Article 4 shall reimburse each indemnitee for any legal fees and costs, including reasonable attorneys' fees and other litigation expenses, reasonably incurred by such indemnitee in connection with investigating or defending against claims with respect to which indemnity is provided hereunder; provided, however, that an indemnitor shall not be required to indemnify an indemnitee for any payment made by such indemnitee to any claimant in settlement of claims unless such settlement has been previously approved by the indemnitor, which approval shall not be unreasonably withheld or delayed. If claims are asserted or threatened, or if any action or suit is commenced or threatened with respect thereto, for which indemnity may be sought against an indemnitor hereunder, the indemnitee shall notify the indemnitor in writing within ten (10) days after the indemnitee shall have had actual knowledge of the threat, assertion or commencement of the claims, which notice shall specify in reasonable detail the matter for which indemnity may be sought. The indemnitor shall have the right, upon notice to the indemnitee given within thirty (30) days following its receipt of the indemnitee's notice (or shorter period if such notice specifies such shorter period and provides reasonable reason therefore), to take primary responsibility for the prosecution, defense or settlement of such matter, including the employment of counsel chosen by the indemnitor with the approval of the indemnitee, which approval shall not be unreasonably withheld or delayed, and payment of expenses in connection therewith. The indemnitee shall provide, without cost to the indemnitor, all relevant records and information reasonably required by the indemnitor for such prosecution, defense or settlement and shall cooperate with the indemnitor to the fullest extent possible. The indemnitee shall have the right to employ its own counsel in any such matter with respect to which the indemnitor has elected to take primary responsibility for prosecution, defense or settlement, but the fees and expenses of such counsel shall be the expense of the indemnitee.

     4 (C) (20)   INDEMNIFIED PARTIES.  The indemnities contained in this
Article shall run to the benefit of Project Manager, and Company, and their respective Affiliates, and the shareholders, directors, officers, partners and employees of Project Manager and Company, and of their respective Affiliates.

     4 (C) (21)   SURVIVAL.  The provisions of this Article 4 shall survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitation shall cut off all claims that are the subject of the provisions of this Article.


     4 (C) (22)   DEFENSE.

           (a) Notwithstanding anything herein to the contrary, Company agrees to defend promptly and diligently, as an Operating Cost, any claim, action or proceeding brought against Project Manager, or Company jointly or severally arising out of or connected with any of the matters referred to in
Section 4 (C) (17).

           (b) If any claim contains an allegation that Project Manager, its agents, shareholders, officers, directors, employees or independent contractors, has been grossly negligent or has engaged in willful misconduct, but such allegations are not proven or upheld in any action, proceeding, charge or prosecution, the rights of the parties under Article 4(C) (16), 4(C) (17), 4(C)
(18), and 4(C) (19) shall be governed based upon the holding or findings rendered with respect to any such claim rather than the allegations.

     4 (C) (23)   HOTEL/CASINO BRAND STORE OPERATIONS.  Project Manager and
Company agree that Morton shall have the exclusive right to supervise, oversee, and direct Project brand store operations to be sold in the Project including design, display, pricing, merchandising and related Operational Standards, subject to Company's prior written approval and budgets as set forth in the Annual Plan. Revenue received for the sale of said merchandise shall be deemed part of the Gross Revenues under this Agreement.

     4 (C) (24)   LEASE AGREEMENTS.  Project Manager shall be responsible for the leasing of space in the Project in Company's name to lessees, subject to lease or occupancy agreements, and keeping with the Operational Standards of the Project, and subject to Company's prior written approval. Project Manager will supervise and control operations of all lessees in a manner which is consistent with the Operational Standards, and which will generate maximum revenues to Company. Revenues received by Company under any lease or occupancy agreements shall be deemed a part of the Gross Revenues as defined under this Agreement.

     4 (C) (25)   CONSULTATION.  Subject to the terms and conditions of this
Agreement, Project Manager shall keep designated representatives of Lily Pond, as well as Company, informed of operational and critical events, including a monthly written report to Lily Pond and Company of same. In any event, Project Manager shall make designated representatives available to Company and Lily Pond for questions or consultations with respect to the day-to-day activities of Project Manager and the Project. Unless otherwise provided herein, Project Manager shall have the discretion and responsibility with respect to such items as guest admittance, gaming policies and layouts, guest service charges and room rates and labor. Notwithstanding the foregoing, the Food and Beverage services and Entertainment standards and policies shall be approved by Morton subject to the provisions of this Agreement and consistent with Operational Standards, budgets, Supervisory Agreement, and Annual Plans as agreed upon by Company, Lily Pond and Project Manager from time to time, including such standards as necessary to maintain, preserve, and promote the quality and integrity of the name and mark.

     4 (C) (26)   INVENTORY, WORKING CAPITA1 AND OPERATING EXPENSES. Subject to
the prior written approval by Company in compliance with the provisions set forth in this Agreement and without exceeding any expense as authorized in the applicable Annual Plan and Operational Standards, Company agrees to provide at its expense, and Project Manager shall order on behalf of Company, sufficient initial inventories of Operating Supplies. Company further agrees to provide and maintain working capital sufficient at all times to ensure the uninterrupted and efficient operation of the Project, including sufficient funds to pay current liabilities as they fall due, and to replace necessary operating inventories as they are consumed, all in compliance with the detailed procedures set forth in the Annual Business Plan and Operational Standards.

     4 (C) (27)   MAINTENANCE AGREEMENTS.  Project Manager shall be responsible for entering into any and all agreements and incur necessary expenses, on behalf of Company, to conduct and maintain day-to-day activities in the Project, in keeping with the provisions of the Operating Standards and Annual Plans.

     4 (C) (28)   EMPLOYEE BENEFIT PLANS.  If in the reasonable opinion of
Project Manager, it is desirable at any time, during the term of this Agreement to provide for the benefit of the employees of the Project, pension, profit sharing, or other employee retirement, disability or benefit plans similar to those now or hereafter applicable to employees of Project Manager or its subsidiaries or Affiliates or other hotels/casinos operated by Project Manager or any of its subsidiaries or Affiliates, Project Manager shall either: (a) elect to adopt such a plan or plans as an employer, provided the provisions of such plan or plans permit such action and Project is designated as an affiliated company by Project Manager, or (b) establish a similar independent plan or plans for the benefit of the employees of the Project.

     4 (C) (29)   LEGAL ACTION.  Project Manager shall have the right to
institute in its own name or in the name of Company, as an Operating Cost, any and all legal actions or proceedings to collect charges, rent or other income from Project or to remove any tenants, terminate a lease, license, or concession agreement, a breach thereof or default entered by any tenant, licensee or concessionaire or supplier. Company may take at Company's expense any appropriate steps to protect and/or litigate to final decision in any appropriate forum, any violation, or rule or regulation concerning the Project. Any counsel to be engaged under this paragraph shall be selected by Project Manager, and agreed upon by Company.

                                      ARTICLE 5

                                         FEES

     5.1 BASE MANAGEMENT FEE. In consideration of the services to be provided by Project Manager, Company agrees to pay Project Manager a Base Management Fee. Said Base Management Fee shall be equal to four percent (4%) of the estimated annual Gross Revenues, to be calculated computing estimated Gross Revenues on a monthly basis of the Project. Gross Revenues shall be calculated as defined in Article I above. The Base Management Fee shall be due and payable the twentieth (20th) day of each month, representing compensation for the preceding month. Should the actual aggregate installments of the Base Management Fee paid in any Fiscal Year be more or less than the total annual Management fee due for the entire Fiscal Year, Project Manager or Company, as the case may be shall pay to the other the amount of such overpayment or underpayment within ninety (90) days after the end of such Fiscal Year.

     5.2 INCENTIVE FEE. In addition to the Base Management Fee, and as further consideration for the services of Project Manager, Project Manager shall be entitled to an Incentive Fee of up to two percent (2%) of annual Gross Revenues, as defined in Article I, upon exceeding certain Return On Investment targets as set forth below: (a) Return on Investment shall be defined as follows:

           (1)    Investment shall be the Total Development Cost (as defined in
Section 1.49), adjusted annually as follows:

                  (i) commencing on the Opening Day of the Initial Term and continuing for the balance of the term, Investment shall be deemed to increase cumulatively at a rate equal to the annual Consumer Price Index (as defined in Section 1.12), such rate not to exceed six percent (6%) per annum; and

                  (ii) shall be deemed to increase by the actual. cost of additions or alterations to the Project, after the receipt of the final certificate of occupancy for the Project, which are not paid from the Reserve Fund and/or are not deemed Operating Costs, but only with respect to that portion thereof which Company and Project Manager in good faith agree, on a prospective basis (before such addition or alteration commences) is reasonably projected to produce a Return at least equal to that of the target, as established herein, of such additional amount of the Total Development Cost of the proposed additions or alterations.

           (2)    Return shall be the Cash Flow from Operations equaling:

                  (i) Net income before tax plus interest expense, plus depreciation and amortization expense, less actual operating capital expenditures (within the parameters of the Annual Plan and which in no Fiscal Year shall be less than one percent (1%) of Gross Revenues) excluding capital expenditures for facility additions and/or alterations as specified above; and

                  (ii) in the event that Incentive Fees have been accrued, they will be added back to the net income amount.

The Return, as defined above, shall be divided by the Investment, as defined above, and the quotient shall equal the Return on Investment. The annual Return on Investment targets and Incentive Fee Achievement schedule are set forth in Exhibit "X", attached hereto and incorporated herein.

     5.3 DISTRIBUTIONS. Project Manager shall be paid an Incentive Fee as calculated in section 5.2, the twentieth (20th) day of each month immediately following the prior Month once the Incentive Fee targets have been achieved, and thereafter, on the twentieth (20th) day of each Fiscal Month during the remaining Fiscal Year. If the aggregate installments of the Incentive Fees paid in any Fiscal Year shall be more or less than the total actual Incentive Fees due for the entire Fiscal Year, Project Manager or Company, as the case may be, shall pay to the other the amount of such overpayment or underpayment within ninety (90) days after the end of each such operating year.

                                      ARTICLE 6

                                       DEFAULT

     6.1 DEFAULT. Upon the occurrence of any event of default, this Agreement may be terminated at the option of the non-defaulting party which shall be effective within thirty (30) days after written notice of same and subject to the provisions of Section 6.4. Default shall include the events set forth in Sections 6.2 and 6.3 below.

     6.2   DEFAULT BY PROJECT MANAGER.

           (a) Project Manager applies for or consents to the appointment of receiver, trustee, or liquidator of Project Manager; or

           (b) Project Manager files a voluntary petition for bankruptcy, or makes a general assignment for benefit of creditors; or

           (c) Involuntary bankruptcy proceedings or any order, judgment or decree shall be entered by any court of competent jurisdiction or the application of a creditor, adjudicating Project Manager bankrupt or insolvent, and such order, judgment or decree shall continue unstayed and in effect for a period of ninety (90) days; or

           (d) Project Manager shall fail to keep, observe, or perform any material covenant, agreement, term, or provision of this Agreement to be kept or observed or performed by Project Manager, which is not directly caused by Company, and such default shall continue for a period of thirty (30) days after written notice thereof by Company to Project Manager; or

           (e) The Nevada Gaming Commission or Nevada Gaming Control Board issues any notification that Project Manager or any of its officers or directors is in violation or unsuitable under any Nevada Gaming statutes or regulations; or

           (f) Any uncured default by Project Manager, in its capacity as shareholder of Company, under the Stockholders Agreement; or

           (g) Any material and unauthorized interference by Project Manager with Morton's rights and obligations under the Supervisory Agreement.

     6.3   DEFAULT BY COMPANY.

           (a) Company shall fail to keep, observe, or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed, or performed by Company, which is not directly caused by Project Manager and such default shall continue for a period of thirty (30) days after notice thereof by Project Manager to Company; or

           (b) Company shall apply for or consent to the appointment of a receiver, trustee or liquidator of Company, or a substantial part of Company's assets; or

           (c) Company files a voluntary petition for bankruptcy or makes a general assignment for the benefit of creditors; or

           (d) An order, judgment or decree is entered by any Court of competent jurisdiction, or the application of a creditor adjudicating the Company bankrupt or insolvent, or approving a petition of reorganization of the Company or appointing a receiver, trustee, or liquidator of the Company or all or a substantial part of the assets of the Company, and such order, judgment or decree shall continue unstayed and in effect for a period of thirty (30) days; or

           (e) The Nevada Gaming Commission, or Nevada Gaming Control Board issues any notification that Company or any of its officers or directors is in violation or unsuitable under any Nevada Gaming statutes and regulations; or

           (f) Notwithstanding Section 6.3(a) above, if Company fails to timely pay Project Manager the fees set forth in this Agreement within five (5) days after written notice thereof, by Project Manager to Company, and said failure was not caused by the acts of Project Manager; or

           (g) Any uncured default by Morton or Lily Pond under the stockholders Agreement, the Supervisory Agreement, or Sublicense Agreement.

     6.4 CURING DEFAULT. Upon receipt of any notice of default, the defaulting party shall immediately undertake to cure within said period as identified in Article 6. If such default is not susceptible to being cured with all due diligence within the stated cure period, the defaulting party shall proceed promptly with all due diligence to cure the same and thereafter to prosecute the curing of such default with all due diligence. The time for the defaulting party to cure the same shall be extended for such periods as may be necessary to cure the same with due diligence. However, the cumulative total of said extensions shall not exceed ninety (90) days without the written consent of the non-defaulting party. After cure, the default shall be of no force and effect, and the after cure rights and obligations of the parties shall be the same as existed prior to the giving of notice of the default.

However, this provision shall not apply to Section 6.3(f).

                                      ARTICLE 7

                                     TERMINATION

     7.1 TERMINATION. Either party may terminate this Agreement for any reason set forth in this Article 7.

     7.2 TERMINATING UNDER DEFAULT. Any party may terminate this Agreement in the event of a default, as set forth in Article 6 above, at the option of the non-defaulting party, subject to all applicable notice and cure requirements.

     7.3 CONDEMNATION OR DESTRUCTION. Either party may terminate this Agreement for the condemnation or destruction of the Project subject to the terms and conditions set forth in Article 9 of this Agreement.

     7.4   FAILURE TO ACHIEVE FINANCIAL RESULTS.

           (a) Either party shall have the right to terminate this Agreement in the event that minimum Return on Investment levels are not achieved at specified times and under certain conditions which are set forth in Exhibit "L" attached hereto and incorporated herein. Notwithstanding the foregoing, to the extent adverse operating results are directly attributable (as reasonably determined by the accountants for the Project) to any reason of force majeure, or other similar circumstance beyond the control of Project Manager, such operating results shall be disregarded for the purpose of this Section.

           (b) If either party terminates this Agreement pursuant to Section 7.4(a), such right may be exercised provided that (i) notice of termination shall be given within sixty (60) days after the receipt by both parties of the certified profit and loss statement for such Fiscal Year, and (ii) the notice shall specify a termination date not less than thirty (30) days after giving of such notice.

     7.5 TRANSFER OF INTEREST. The parties hereto expressly agree and acknowledge that the rights and duties set forth in this Management Agreement are personal to Project Manager and Company, and that the parties have entered into this Agreement in reliance on the business skills and personal character of each other. Accordingly, neither party may assign its interest unless the provisions of Section 10.5 are complied with. Any attempt to do any of the foregoing without the prior express written permission of the non-transferring party shall be null and void and of no effect, and shall constitute a material breach of this Agreement for which the non-transferring party may terminate subject to the provisions of this Article 7. Notwithstanding the foregoing, any public stock offering by either Company, Lily Pond or Project Manager shall be excepted from the provisions of this Section 7.5, and either party shall have the right to make said offering without the express written permission of the non-offering party, subject to the terms of the stockholders Agreement.

     7.6 SALE OR LEASE OF PROJECT. Project Manager shall have the right to terminate this Agreement should Company elect to sell, assign, convey, or lease all or, substantially all, of the Project.

     7.7 REDUCTION OF INTEREST. Should Project Manager reduce its equity interest in the Project below twenty percent (20%) of its initial cumulative total of Class A and Class B stock or cease to own or maintain gaming operations elsewhere, then Company shall have the right to terminate this Agreement. If the current shareholders of Project Manager cease to own forty percent (40%) or more of the overall voting power of Project Manager (including, without limitation, the right to elect directors), the Company shall have the right to terminate this Agreement.

     7.8 TERMINATION NOTICE. Any termination given pursuant to this Article shall be effective as of the date specified in the notice of termination which will not be less than thirty (30) nor more than one-hundred eighty (180) days after the date of such notice, excepting notification requirements as set forth in Article 6 for any default set forth therein.

     7.9 RIGHTS AND REMEDIES UPON TERMINATION. A party terminating this Agreement shall retain all other rights and remedies which may be provided at law or equity in addition to any rights provided in this Agreement including the right of termination.

     7.10 PRE-OPENING TERMINATION. Company shall have the right to terminate this Agreement, at any time prior to opening of the Project, should Company elect not to develop the Project. Notwithstanding the foregoing, Company shall be required, on or before the date of termination, to reimburse and compensate Project Manager for all fees, costs, expenses, and payments due and owing to Project Manager up to the time of termination, and assume all liabilities incurred by Project Manager pursuant to this Agreement.

     7.11 POST-OPENING TERMINATION. Excepting the provisions of Article 6, Company shall not have the right to terminate this Agreement at its sole discretion without liability until three years after the opening of the Project. Company shall be required to pay and reimburse Project Manager for all fees, costs, expenses, and payments due Project Manager up to the time of termination, as well as a termination fee to be calculated for certain time periods from the term of this Agreement as set forth in Exhibit "M" attached hereto and incorporated herein.

     7.12 WINDING UP. Upon any termination of this Agreement, for any reason whatsoever, each party shall immediately pay all fees and payments due under the terms of the Agreement up to the date of termination. The parties shall provide the other party with an itemized statement showing all fees, charges and expenses, and other matters that may be due or owing therein. Project Manager shall deliver to Company, or its designated agents, copies of all books and records maintained by Project Manager for the Project, and all funds in the possession of the Project Manager which may be belonging to Company subject to Project Manager's rights of setoff for any monies that may be due and owing under the terms of this Agreement. Project Manager shall release, assign and transfer any and all interests it may have in the real and personal property and any agreements or encumbrances with respect thereto or the Project, other than those items of real and personal property which were paid for and owned by Project Manager. Project Manager shall make itself available for a period of thirty (30) days after termination to consult with and advise Company regarding the operation and maintenance or closure of the Project upon receipt of a reasonable consultation fee to be agreed upon by Project Manager and Company. Company shall be solely responsible for, and shall pay the costs of cancellation of any agreements or continued performance under any agreements entered into by Project Manager or Company prior to the date of termination. Company shall further be solely responsible for all severance and termination benefits due to the employees of Company and/or Project Manager whose services are terminated. Company shall further continue to honor all commitments concerning the Project including guest room reservations, conventions, bookings, banquets, tours, and any other commitments outstanding as of the time of termination. This paragraph shall be deemed a covenant running with the Project, and shall survive termination or expiration of this Agreement, and shall be specifically enforceable by Project Manager and Company.

                                      ARTICLE 8

                           MORTGAGES AND DEBT ENCUMBRANCES

     8.1 NON-ENCUMBRANCE. Project Manager shall not mortgage or encumber the Project, including the real and personal property, Furniture, Fixtures and Equipment therein without the prior written consent of Company. Company shall provide Project Manager at the commencement of each Fiscal Year, a listing of all mortgages and encumbrances on the Project including all real and personal property, Furniture, Fixtures and Equipment, and shall identify the mortgage or debt encumbrance holders, the nature of the encumbrances, and the amount of the encumbrances.

     8.2 NOTICES TO MORTGAGEES. Project Manager shall be required to give a copy of any notice of default or notice of termination that it receives under this Agreement to any mortgagee or encumbrance holder designated in Company's list of encumbrances or as the Company may designate from time to time, and as is required by the provisions of this Agreement for giving of notices. Project Manager may also provide any notice of default or termination that Company may receive to the designated mortgagee or debt encumbrance holder as Company may designate.

     8.3 CURE BY MORTGAGEE. Should Company default, or should an event of termination occur as set forth in Articles 6 or 7, and any mortgagee or encumbrance holder shall be entitled to cure the default on behalf of Company pursuant to the provisions of Article 6 and 7, then Project Manager shall accept same.

     8.4 ACCESS TO PREMISES. Upon reasonable advance notice from any mortgagee or debt encumbrance holder designated by Company, Project Manager shall accord the entity and its agents the right to enter upon any part of the Project premises at any reasonable time for the purposes of examining, inspecting and copying the books and records of the Project.

     8.5 FORECLOSURE. If any mortgagee or debt encumbrance holder shall obtain ownership of the Project due to any legal proceedings, foreclosure, or conveyance in lieu of foreclosure and shall have cured any existing defaults of Company, Project Manager may elect to continue with the Management Agreement with said mortgagee or debt encumbrance holder or may elect to terminate this Agreement. If the mortgagee or debt encumbrance holder continues with this Agreement, Company and Project Manager shall acknowledge the same in writing.

     8.6 ESTOPPEL CERTIFICATES. Project Manager shall provide, at the request of Company, to those mortgagees or debt encumbrance holders designated by Company, a statement in writing certifying this Agreement has not been modified and is in full force and effect, or if there have been such modifications stating the modifications. Said estoppel certificate shall also require Project Manager to state whether or not, to the best of Project Manager's knowledge, there exists any default or termination, and if so, specifying the event of default or termination. Said estoppel certificate shall be delivered within ten
(10) days of receipt of a written
request. Company shall be required to provide a similar estoppel certificate to Project Manager upon request.

                                      ARTICLE 9


                             CONDEMNATION AND DESTRUCTION

     9.1 CONDEMNATION AND DESTRUCTION. If the whole of the Project shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, or a portion thereof is condemned such as to make it imprudent or unreasonable, in Company's and Project Manager's reasonable opinion, to use the remaining portion of the Project for a first class hotel and casino of the type and class agreed upon immediately preceding such taking of condemnation, and in any such event, the term of this Agreement shall cease and terminate as of the date in which Company shall be required to surrender possession of the Project as a consequence of such taking or condemnation. Project Manager shall continue to supervise and direct the management and operation of the Project until such time as Company is required to surrender possession of the Project as a consequence of such taking or condemnation. Project Manager shall be compensated, pursuant to the terms of this Agreement, for services provided up to the date of surrender and possession. Upon surrender and possession, this Agreement shall immediately terminate, and Project Manager shall not be entitled to share in any award granted to Company for such taking or condemnation other than as it may be entitled to as an equity holder.

     9.2   CONTINUATION.  If this Agreement is not terminated as set forth in
Section 9.1, then Company shall be required to immediately undertake efforts to repair or rebuild the Project, or any part thereof to its pre-condemnation status to the extent reasonably possible. Company shall be responsible for immediately commencing and diligently proceeding with said repairs, alterations, or modifications pursuant to a timeframe to be agreed to by Project Manager, with Project Manager having the right to participate in supervision of said work pursuant to Article 4(A) and 4(B). The obligations of Company, pursuant to this Agreement, shall abate during the period of said repairs if the entire Project is required to be inoperable, so long as Company diligently proceeds with the requirements of restoration.

     9.3 DESTRUCTION. If the Project is destroyed in whole or in part by fire or other casualty, then Company shall be required to commence necessary repairs, construction, or modifications within thirty (30) days after the date of said casualty, and shall continue to diligently repair, construct, or modify the Project. If the Project continues to operate throughout the reconstruction, repair, or modification, then this Agreement shall remain in full force and effect, however, should the Project cease to operate during the period of construction, repair, or modification, then the provisions of this Agreement will abate during this period, other than right of Project Manager to participate in the construction, repair and modification of the facility as set forth in the provisions of Article 4(A) and 4(B).

     9.4 TERMINATION. Notwithstanding Sections 9.2 and 9.3, should the Project be materially destroyed during the term of this Agreement by fire or other casualty which would make it imprudent or unreasonable in Company's absolute discretion to rebuild and operate the Project and Company gives Project Manager written notice thereof within thirty (30) days after the date of said casualty, and Company elects to terminate the operation of the Project for one year or more, then Company and Project Manager shall each have the right and option, upon thirty (30) days advance written notice, to terminate this Agreement subject to the provisions of Section 7.11. If neither party shall elect to terminate this Agreement, then Company shall be required to immediately commence with construction, repair, or modification of the premises within thirty (3O) days after the date of casualty and diligently pursue same.

                                      ARTICLE 10

                                    MISCELLANEOUS

     10.1 NOTICES. All notices or other communications required pursuant to this Agreement shall be in writing and personally served or delivered by overnight express mail, or by certified or registered mail to the representatives of Company or Project Manager as set forth below. Delivery will be deemed complete upon mailing or delivery to overnight courier

If to Company:                If to Project Manager:

HARD ROCK HOTEL                    HARVEY'S RESORT Hotel&Casino
P.O. Box 128                       P.O. Box 128
U.S. Hwy. 50 & Stateline Ave.      U.S. Hwy. 50 & Stateline Ave.
Stateline, Nevada 89449            Stateline, Nevada 89449
Attn:________________________      Attn:  President and Chief Executive Officer

     With Courtesy Copy of all notices to Project Manager and Company to be provided to:

Scarpello & Alling, Ltd.           Jeffrey Leeds, Esq.
P.O. Box 3390                      230 Park Avenue, Ste. 1440
276 Kingsbury Grade, Ste. 2000     New York, New York 10169
Stateline, Nevada 89449-3390
Attn:  Ronald D. Alling, Esq.
                                   Gordon & Silver, Ltd.
Lily Pond Investments, Inc.,       3800 Howard Hughes Pkwy.
  a Nevada corporation             14th Floor
510 North Robertson Boulevard      Las Vegas, Nevada 89109
Los Angeles, CA 90048              Attn:  Jeffrey Silver, Esq.

     10.2 AGENCY. Nothing herein shall be deemed to be construed to create a relationship of employee/employer, joint venturers or partners of Project Manager, Lily Pond and Company or each other, and neither partner shall have the power or authority to enter into any agreement without the other party's consent except as may be provided for in this Agreement.

     10.3 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada. Jurisdiction and venue with respect to any legal action to interpret or enforce the terms of this Agreement shall be brought in any appropriate court or other forum in the State of Nevada.


     10.4 SEVERABILITY. Should any Court, administrative or legislative body uphold or declare any of the terms or provisions hereof to be invalid or unenforceable for any reason, the validity or unenforceability of said provisions shall not affect the remaining terms or provisions of this Agreement.

     10.5 SUCCESSORS AND ASSIGNS. Neither party shall have the right to assign this Agreement or any obligations or rights hereunder without the prior written consent of the non-assigning party. Notwithstanding the foregoing, Project Manager may assign its rights and obligations herein to any majority owned subsidiary or Affiliate of Project Manager so long as said Affiliate or subsidiary is of like experience, ability and reputation, and complies with all terms and requirements of this Agreement. Further, Project Manager may assign this Agreement to any successor or assignee manager which may result from any incorporation, merger or result from a consolidation or reorganization of Project Manager, provided that Project Manager maintains majority ownership of any entity resulting from such incorporation, merger, consolidation or reorganization. However, any public stock offering referenced in Section 7.5 shall not be subject to the provisions of this Section 10.5. All attempted assignments of this Agreement by any party not in compliance with the provisions hereof, shall be void as to the party not having consented to such assignment. With respect to any assignment prohibited by this section, Company shall be deemed to have accepted any assignment by Project Manager as provided herein unless a written objection is delivered within ten (10) days of receipt of written notice of Project Manager's proposed assignment. Any information or documents provided to Company by Project Manager or its proposed assignee shall be kept in confidence and shall not be disclosed to any parties, persons or organizations without the prior written consent of the non-disclosing parties as may be required by law. Should Company elect to sell the Project to a purchaser, Company shall notify Project Manager in writing no less than ninety (90) days prior to any such intended sale of the Project. As part of such notification, Company shall provide Project Manager with the identity of the purchaser and reasonably complete information regarding the purchase to the extent necessary so that Project Manager can assess the purchaser's qualifications and standards to make an election as to whether to continue this Agreement with the new purchaser. Should Project Manager elect to continue the Agreement, then it shall notify Company and any prospective purchaser within thirty (30) days of receipt of notice from Company of the intended sale.

     10.6 SUCCESSORS. Subject to the conditions set forth in this Agreement, this Agreement shall inure to the benefit of, and be binding upon the parties hereto, and their respective heirs, legal representatives, successors, and assigns.

     10.7 WAIVER AND MODIFICATION. Neither party may modify or be deemed to have waived its rights or obligations under the terms or provisions of this Agreement without said waiver or modification being set forth in writing and executed by the party to be charged. Waiver of any requirement of strict performance, covenant, agreement, term, or condition or breach of this Agreement shall not alter or affect the remaining terms of this Agreement and each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other existing or subsequent breach by any party or so-called rights and remedies of the parties.

     10.8 ATTORNEY'S FEES. Should either party commence any legal action to interpret or enforce the provisions of this Agreement, then the prevailing party in any such action shall be entitled to a reasonable award of attorney's fees and costs associated therewith.

     10.9 FORCE MAJEURE. If Project Manager, in its reasonable opinion, determines it is necessary to cease operations of the Project in order to protect the Project, Company, Project Manager, or the health, safety and welfare of the patrons and employees for any reason of force majeure or act of God, then in such event, Project Manager shall have the right to close and cease or suspend such operations for up to a period of sixty (60) days. If after sixty
(60) days, conditions which would cause the interruption have not been improved sufficiently to allow reasonable resumption of operations, as reasonably determined by Project Manager, then either party may terminate this Agreement upon thirty (30) days advance written notice after the sixtieth (60th) day of suspension of operations.

     10.10 UNDERSTANDINGS AND AGREEMENTS. This Agreement, the Stockholders Agreement, Supervisory Agreement, and the Sublicense Agreement constitute all of the understandings and agreements of the parties of whatsoever nature or kind, whether oral or written. No other representations have been made or relied upon other than as set forth therein.

     10.11 COVENANT. Any covenant, term, or provision of this Agreement, which in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

     10.12 POWER OF AUTHORITY. The parties hereto represent and warrant that they have full power and authority to enter into and execute this Agreement and to be bound and perform the terms hereof, and that the parties executing this Agreement on behalf of Company, and Project Manager respectively are fully authorized to act on behalf of said respective parties. Upon request, each party shall furnish the other evidence of such authority.

     10.13 INTEREST AND PENALTIES. Any amounts payable, due and owing hereunder by any party shall bear interest at a rate equal to the greater of (a) the Prime Rate in effect from time to time at First Interstate Bank of Nevada, N.A., plus three (3) percentage points, or (b) eighteen percent (18%) per annum until paid in full, if not paid within the time provisions as required by this Agreement.

     10.14 BROKERAGE. The parties hereto each represent and warrant to the other that neither has sought the services of a broker or agent in this transaction, and neither has employed nor authorized any persons to act in such capacity. Project Manager and Company each hereby agree to indemnify and hold the other harmless from and against any and all claims, loss, liability, damage, or expense (including court costs, and reasonable attorney's fees) suffered or incurred by the other party as a result of a claim brought by any person or entity claiming to be engaged as a client or broker or agent by the indemnifying party.

     10.15 INCORPORATION OF DOCUMENTS. All references to ancillary agreements, documents and exhibits in this Agreement shall be deemed to be an incorporation of said documents, agreements, and exhibits to this Agreement, and both parties hereto represent and warrant that they have had an opportunity to review and approve all such documents, agreements, and exhibits.

     10.16 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective the day and year first above written.

COMPANY:                           PROJECT MANAGER:

HARD ROCK HOTEL, INC.,             HARVEY'S WAGON WHEEL, INC.,
A Nevada corporation               a Nevada corporation

 By:  /S/ PETER MORTON             By:  /S/ RICHARD KUDRNA
      ----------------                  ----------------------
                                        Richard Kudrna, Sr.
Its:  PRESIDENT                         Chairman of the Board
      ----------------


                                   By:  /S/ WILLIAM LEDBETTER
                                        ----------------------
                                        William Ledbetter
                                        President



                                   By:  /S/ BEVERLEE LEDBETTER
                                        ----------------------
                                        Beverlee Ledbetter
                                        Secretary

                                     EXHIBIT "A"

                          CURRENT PROJECT MANAGER AFFILIATES



                                                                 STATES WHERE
                              OWNERSHIP, DIRECTORS,              QUALIFIED TO DO
NAME                          OFFICERS                           BUSINESS
----                          -------------------------          ---------------

WestAd                        100% owned by Harvey's             Nevada
                              Wagon Wheel, Inc.

                              Richard Kudrna
                              William Ledbetter
                              Tom Yturbide

Wagon Wheel Stages, Inc.      100% owned by Harvey's             Nevada
                              Wagon Wheel, Inc.                  California

                              Beverlee Ledbetter
                              William Ledbetter

Reno Projects, Inc.           100% owned by Harvey's             Nevada
                              Wagon Wheel, Inc.

                              Ron Alling

Beverlee Ledbetter            53.l9% owner of Harvey's           N/A
                              Wagon Wheel, Inc.

                                     EXHIBIT "B"

                          PROJECTED ANNUAL OPERATING BUDGET

The Annual Operating Budget will be prepared by Project Manager for submission to the Board of Directors of Hard Rock Hotel, Inc., a Nevada corporation, within one hundred eighty (180) days after execution of the Management Agreement, as provided for in Section 4 (A) (2) (d) of the Management Agreement.

     Defined at 1.3, incorporated as a component of the Annual Plan (defined at 1.4), Exhibit "C".

     Referenced within body of document: 4 (A) (2) (d), 1.32 (detail of Operating Costs).

     Description: The Annual Operating Budget will be comprised of various financial and statistical reports by operating and support departments and functions, projecting income and expenses by detail line item (see Operating Costs, 1.32) for the next Fiscal Year in monthly series. Departmental and functional operating assumptions in support of financial projections will include, but not be limited to, major program plans (marketing and sales, promotions, hotel sales, human resources and benefits, capital expenditures, etc.) and department specific objectives prepared by operating and administrative managers.

                                     EXHIBIT "C"


                           FIRST FISCAL YEAR'S ANNUAL PLAN

The Annual (business) Plan, governing the conduct of operations of the Hard Rock Hotel, Inc., a Nevada corporation, will be prepared by the Project Manager for submission to the Board of Directors within one hundred eighty (180) days after execution of the Management Agreement, as provided for in Section 4 (A) (2) (d) of the Management Agreement.

Each Annual (business) Plan for subsequent Fiscal Years after Opening will be presented to the Board of Directors by Project Manager at least sixty (60) days prior to the start of the referenced Fiscal Year, as provided for in Section 4
(C) (10) of the Management Agreement.

     Defined at 1.4, incorporating and/or referencing other elements:

           Annual Operating Budget, 1.3, Exhibit "B"
           Capital Improvements, 1.7
           Capital Replacements, 1.8
           Operating Costs, 1.32
           Operating Equipment, 1.33
           Operating Supplies, 1.34
           Operational Standards, 1.35, Exhibit "G"
           Capital Expenditures, 4 (C) (6)

     Referenced within body of document: 4 (A)(2)(d), 4(C)(2), 4(C)(3), 4(C)(4), 4(C)(6), 4(C)(10), 4(C)(23), 4(C)(24), 4(C)(25), 4(C)(26),
     4(C)(27).

     Description: The Annual (business) Plan for each Fiscal Year subsumes the Annual Operating Budget (with Projected Operating Costs), Capital Expenditures (Improvements and Replacements), Operating Equipment and Supplies, and Operational Standards. Key Programming assumptions, financial plans and budgets associated therewith, Operational Standards, operating and regulatory rules, policies, and procedures, and managerial and departmental objectives will be documented by Project Manager for approval by the Board of Directors and will be subject to change as part of the Annual Plan process and periodically throughout the subject Fiscal Year, as provided for in Section 4(C)(10)(d) and (g) in the Management Agreement.

                                  EXHIBIT "D"

                             STOCKHOLDERS AGREEMENT

                                  EXHIBIT "E"

                   DESIGN, DEVELOPMENT AND CONSTRUCTION BUDGET

The Design, Development and Construction Budget will be prepared by Project Manager's construction coordinator, the General Manager and Project design and development consultants and sub-contractors for submission to the Board of Directors within one hundred eighty (180) days after the execution of the Management Agreement, as provided for in Section 4(A)(3) of the Management Agreement.

     Defined at 1.12, incorporating and referencing other elements:

           Furniture, Fixtures & Equipment, 1.19
           Pre-Opening Program, 1.37

     Referenced within body of document: 4(A)(l), 4(A)(2), 4(A)(3), 4(A)(7), 4(A)(8), 4(B)(l)

     Description: Total invested capital to build and open the Project for operation will not exceed EIGHTY MILLION DOLLARS ($80,000,000), including the value of the land; all design, permitting and construction costs: all furniture, fixtures and equipment; financing fees paid during the construction period under terms of debt financing commitment; capitalized interest incurred during construction period; all costs associated with Pre-Opening program; and working capital requirements to establish start-up Operating Supplies and other inventories.

                                     EXHIBIT "F"

                                  LICENSE AGREEMENT

                                     EXHIBIT "G"

                                OPERATIONAL STANDARDS

Operational Standards, associated with the Annual (business) Plan, will be prepared by the Project Manager as part of the First Fiscal Year's Annual Plan, within one hundred eighty (180) days after execution of the Management Agreement for submission to the Board of Directors, as provided for in Section 4 (A) (5) of the Management Agreement.

     Defined at 1.35, incorporating and referencing other elements:

           Annual Plan, 1.4, Exhibit "C"
           Annual Operating Budget, 1.3, Exhibit "B"

     Referenced within body of document: 4(A)(2)(d), 4(A)(5), 4(A)(7), 4(C)(2), 4(C)(6), 4(C)(10), 4(C)(23), 4(C)(24), 4(C)(25), 4(C)(26),
     4(C)(28).

     Description: Operational Standards - to be developed by department, job classification and function - will include service and procedural standards; operating and regulatory rules, policies and procedures; training and orientation programs; and quality assurance and regulatory compliance tracking/monitoring processes.

                                     EXHIBIT "H"

                                        SITE

The estate of interest in the land described or referred to in this Schedule covered by this report is:

A FEE

Title to said estate or interest at the date hereof is vested in:

RED, WHITE AND BLUE PICTURES, INC., a California corporation

The land referred to in this report is situated in the State of Nevada, County of Clark, and is described as follows:

That portion of the Northwest Quarter (NW 1/4) of Section 22, Township 21 South, Range 61 East, M.D.B. & M., described as follows:

Parcel One (1) as shown by map thereof in File 61 of Parcel Maps, Page 52, in the Office of the County Recorder of Clark County, Nevada.

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                                     EXHIBIT "J"

                                SUPERVISORY AGREEMENT


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                                     EXHIBIT "K"

                           TARGETS FOR RETURN ON INVESTMENT

Pursuant to Section 5.2, the following shall represent the Return on Investment targets relevant to Incentive Fee achievements:

           Year 1                            15%
           Year 2                            16.5%
           Year 3 and thereafter             17.5%

A.  Accounts:

During the term of this Agreement, Company's Return Account and Project Manager's Incentive Account shall be established and maintained on the books and records for the Project. Company's Return Account is established for the sole purpose of determining when the Incentive Fee begins to accrue and does not create any obligation to pay any Cash Flow from Operations to Company. Each amount allocated to Project Manager's Incentive Account pursuant to Section 5.2 shall constitute a credit to that account and each amount distributed on account of Project Manager's Incentive Account pursuant to Section 5.2 shall constitute a debit to that account. During each Fiscal Year, Cash Flow from Operations for each Fiscal Month shall be allocated to Company's and Project Manager's Account at the end of each Fiscal Month in the following manner and priority:

B.  Incentive Fee Achievement Schedule:

     (i) First, all Cash Flow from Operations for each Fiscal Month shall be credited to Company's Return Account until the amount credited to Company's Return Account during the then current Fiscal Month equals an amount equal to one-twelfth (1/12) of Company's Return on Investment.

     (ii) Second, all Cash Flow from Operations in excess of that amount credited to Company's Return Account under subsection (i) above for each Fiscal Month shall be credited fifteen percent (15%) to Project Manager's Incentive Account and eighty-five percent (85%) to Company's Return Account;

     (iii) The cumulative amount credited to Project Manager's Incentive Account under subsection (ii) above during any Fiscal Year shall never exceed the amount equal to two percent (2%) of cumulative Gross Revenues for the relevant Fiscal Year-to-Date. All Cash Flow from Operations in excess of the two percent (2%) of Gross Revenue limitation otherwise allowable to Project Manager's Incentive Account under subsection (ii) above shall be credited to Company's Return Account.



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                                     EXHIBIT "L"

                              MINIMUM FINANCIAL RESULTS

Pursuant to Section 7.4, the following minimum Return targets are established for the specified times and under the conditions as outlined below:

                                            Minimum Return
           FISCAL YEAR             (AS DEFINED IN SECTION 5.2)

     Through the end of Fiscal Year 2        None
     Fiscal Year 3                           10% per annum
     Fiscal Year 4                           11% per annum
     Fiscal Year 5 and thereafter            12% per annum

Notwithstanding Section 7.4 (a), Company's right to terminate this Agreement pursuant to Section 7.4 (b), in the event that minimum Return on Investment targets referred to above are not met in any one Fiscal Year shall be subject to the following:

     (i) subject to subsections (ii) and (iii) below, if the Rolling Average, as defined below, equals or exceeds the Return on Investment target required for the then current Fiscal Year, Company shall not have the right to terminate this Agreement as a result of Project Manager's failure to achieve minimum Return on Investment for the then current Fiscal Year. In the event that the Rolling Average does not equal or exceed the Return on Investment required for the then current Fiscal Year, this Agreement shall continue in full force and effect provided that the minimum Return on Investment target for the next Fiscal Year is achieved; if not, Company shall have the right to terminate this Agreement; and,

     (ii) during the Initial Term of the Agreement, Project Manager may avail itself of the Rolling Average cure provision set forth in subsection (i) above no more than three (3) times during the Initial Term of this Agreement, and, for the balance of the term of this Agreement (including all Renewal Terms), Project Manager may avail itself of the Rolling Average cure provision set forth in subsection (i) above no more than three (3) additional times during the remaining term of this Agreement; and

     (iii) notwithstanding the provision of subsections (i) and (ii) above, in the event that the minimum Return On Investment target is not achieved for two
(2) consecutive Fiscal Years, Company shall have the right to terminate this Agreement.


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     (iv) Rolling Average is defined as the average of the then current Fiscal
Year's Return on Investment plus the two (2) immediately preceding Fiscal Years' Return on Investment.



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                                     EXHIBIT "M"

                           POST-OPENING TERMINATION FORMULA

Pursuant to Section 7.11, in the event of a Post-Opening Termination by Company, Project Manager shall receive a termination fee as follows:

     (A) Company may not terminate this Agreement before the end of the third full year of operation from the date of Opening.

     (B) In the event that termination occurs after the completion of the third full year of operation from the date of Opening, the termination fee will be an amount calculated as follows:

           (1) the actual Base Management Fee and Incentive Fees earned in the three (3) most recently completed full Fiscal Years shall be summed and divided by three to determine the actual average annual fee amount; and

           (2) the amount in (B) (1) above shall be extended on an annual basis ("the Annual Fee") for the balance of years remaining in the Initial or any applicable Renewal Term of this Agreement; and

           (3) the resulting stream of actual average Annual Fee amounts shall be discounted at a rate of 13% to determine the termination fee payment.